 EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT

BY AND BETWEEN

MIRANDA GOLD CORP.

MIRANDA U.S.A., INC.

AND

BARRICK GOLD EXPLORATION INC.

i

(continued)

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v

EXHIBITS

EXHIBIT A	ASSETS AND AREA OF INTEREST
EXHIBIT B	ACCOUNTING PROCEDURES
EXHIBIT C	DEFINITIONS
EXHIBIT D	NET SMELTER RETURNS ROYALTY CALCULATION
EXHIBIT E	NET PROCEEDS ROYALTY CALCULATION
EXHIBIT F	INSURANCE
EXHIBIT G	PREEMPTIVE RIGHTS

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

          This Agreement is made as of July __, 2005 (“Effective Date”) between Miranda Gold Corp., a British Columbia corporation, with an office at Suite 306 - 1140 Homer Street, Vancouver, British Columbia Canada V6B 2X6 and Miranda U.S.A., Inc., a Nevada corporation with an office at _________________________________________ (Miranda Gold Corp. and Miranda U.S.A., Inc. are jointly referred to in this Agreement as “Miranda”) and Barrick Gold Exploration Inc., a Delaware corporation (“BGEI”), with office at 293 Spruce Road, Elko, Nevada 89801.

RECITALS

          A.      Miranda owns or controls certain properties in Lander County, State of Nevada, which properties are described in Exhibit A.

          B.      BGEI wishes to participate with Miranda in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties, and Miranda is willing to grant such rights to BGEI.

          NOW THEREFORE, in consideration of the covenants and conditions contained herein, Miranda and BGEI agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

          1.1      Definitions. The terms defined in Exhibit C and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

          1.2      Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

          2.1      General. Miranda and BGEI hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

          2.2      Name. The Assets shall be managed and operated by the Participants under the name of the Barrick / Miranda HM Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

          2.3      Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

                    (a)      to conduct Exploration within the Area of Interest,

                    (b)      to acquire additional real property and other interests within the Area of Interest,

                    (c)      to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

                    (d)      to engage in Operations on the Properties,

                    (e)      to engage in marketing Products, to the extent provided by Article XI,

                    (f)      to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

                    (g)      to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

          2.4      Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 4.

          2.5      Term. Unless the Business is earlier terminated as provided in this Agreement, the term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as required (i) to salvage and dispose of all materials, supplies, equipment and infrastructure, (ii) to complete and obtain acceptance of any required Environmental Compliance, and (iii) to agree to a final accounting.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

          3.1      Representations and Warranties of the Participants. As of the Effective Date, each Participant warrants and represents to the other that:

                    (a)      it is a corporation duly organized and in good standing in its state or province of incorporation and is qualified to do business and is in good standing in those states and provinces where necessary in order to carry out the purposes of this Agreement;

                    (b)      it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

                    (c)      it will not breach any other agreement or arrangement by entering into or performing this Agreement;

                    (d)      it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement;

                    (e)      this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

                    (f)      in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

          3.2      Representations and Warranties of Miranda. As of the Effective Date, Miranda makes the following representations and warranties to BGEI:

                    (a)      With respect to those Properties Miranda owns in fee simple, if any, Miranda is in exclusive possession of and owns such Properties free and clear of all Encumbrances or defects in title except those specifically identified in Paragraph 1.1 of Exhibit A.

                    (b)      With respect to those Properties in which Miranda holds an interest under leases or other contracts, including without limitation, the Miller Mining Lease: (i) Miranda is in exclusive possession of such Properties; (ii) Miranda has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) Miranda has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to Miranda’s knowledge, such leases and other contracts are valid and are in good standing; (v) Miranda has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to Miranda’s knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.

                    (c)      Miranda has delivered to or made available for inspection by BGEI all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

                    (d)      With respect to unpatented mining claims and millsites located by Miranda that are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 2006; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) Miranda has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

                    (e)      With respect to unpatented mining claims and millsites not located by Miranda but which are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 2006; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) Miranda has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

                    (f)      With respect to the Properties, to Miranda’s knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

                    (g)      Except as to matters otherwise disclosed in writing to BGEI prior to the Effective Date,

          (i)      to Miranda’s knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

          (ii)      to Miranda’s knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties (“Environmental Damage”); and

          (iii)      Miranda has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

                    (h)      Miranda has disclosed to BGEI all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by BGEI all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in this Section 3.2) or as to the boundaries or value of the Assets.

The representations and warranties set forth in this Section 3.2 shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “knowledge,” the term “knowledge” shall mean actual knowledge of the matter on the part of the officers, employees, and agents of the representing Participant or actual knowledge of facts on the part of the officers, employees, and agents of the representing Participant that would reasonably lead to knowledge of the matter.

          3.3      Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading.

          3.4      Record Title. Title to the Assets shall be held by the Participants as co-tenants for the benefit of the Venture, as their Participating Interests are determined pursuant to this Agreement.

          3.5      Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Miranda or BGEI as to title shall be charged to Miranda or BGEI, as the case may be.

          3.6      Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements. If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall timely make such payment. Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments. In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

          3.7      Indemnities/Limitation of Liability.

                    (a)      Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

          (i)      any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 3.6;

          (ii)      any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

          (iii)      failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII; and

          (iv)      failure of a Participant or its Affiliates to comply with the preemptive right under Section 16.3 and Exhibit G.

                    (b)      If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of all claims against the Indemnified Participant related to or arising out of the indemnified claim or demand.

          3.8      Environmental Obligations. Until such time as BGEI completes its Initial Contribution, Miranda will retain all responsibility for Environmental Compliance and Environmental Liabilities associated with or arising out of (i) past operations conducted by Miranda on the Property and (ii) conditions existing on the Property prior to the Effective Date of this Agreement, except to the extent such operations or conditions are affected by BGEI’s Exploration Operations on the Property. BGEI shall have responsibility for Environmental Compliance and Environmental Liabilities associated with or arising out of any surface disturbance resulting from BGEI’s Exploration Operations until it has completed its Initial Contribution. In the event BGEI satisfies its Initial Contribution requirement and vests in an initial Participating Interest, all Environmental Compliance and Environmental Liabilities shall become the responsibility of the Venture and shall be shared by the Participants in proportion to their Participating Interests.

ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

          4.1      No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

          4.2      Federal Tax Elections and Allocations. The Participants elect not to constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended.

          4.3      State Income Tax. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

          4.4      Other Business Opportunities.

                    (a)      Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of “corporate opportunity or business opportunity” shall not be applied to this Business or to any other activity or operation of either Participant.

                    (b)      Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business.

                    (a)      (b) Miranda hereby grants to BGEI the right to process any Products produced from the Properties on arm’s length, commercially competitive terms. BGEI shall exercise such right by proposing a processing agreement to Miranda as part of the Development Program and Budget. If the Participants are unable to agree on the terms of the processing agreement within one hundred and twenty (120) days after the approval of the Development Program and Budget, the Participants shall, at the request of either Participant, attempt to mediate the unresolved issues before a mutually acceptable mediator. The mediation shall be completed within three (3) weeks of the request for mediation unless the Participants agree in writing to extend the period. If the Participants are unable to reach agreement on the terms of the processing agreement through mediation, then Miranda may solicit proposals from third parties to process its share of the Products. Prior to accepting any such third-party offer, Miranda shall give BGEI thirty (30) days to review the offer. Within such thirty-day period, BGEI may elect to process Miranda’s share of the Products on the terms set forth in the proposed processing agreement. If BGEI fails to so elect within the thirty-day period, Miranda may accept the proposed third-party processing agreement. Except as provided in this Subsection 4.4(c) or otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

          4.5      Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

          4.6      Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

          4.7      Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

          4.8      No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection 3.7(a) .

ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS

          5.1      Participants’ Initial Contributions.

                    (a)      Miranda, as its Initial Contribution, hereby contributes the Assets described in Exhibit A to the purposes of this Agreement. The amount of One Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Three and 60/100 Dollars ($1,333,333.60) shall be credited to Miranda’s Equity Account on the Effective Date with respect to Miranda’s Initial Contribution.

                    (b)      Subject to BGEI’s right of withdrawal as set forth in Section 5.2, BGEI, as its Initial Contribution, shall:

          (i)      expend a total of Two Million Dollars and 40/100 Dollars ($2,000,000.40) in Qualifying Expenses to fund Operations under Subsection 5.1(c) on or before December 31, 2009 in minimum amounts scheduled as follows:

On or before December 31, 2006	$300,000.00
On or before December 31, 2007	$400,000.00
On or before December 31, 2008	$600,000.00
On or before December 31, 2009	$700,000.00

Any amount expended by BGEI in excess of the amount required by a particular date shall be credited against the minimum expenditure requirement for subsequent years. If BGEI fails to expend a total of Three Hundred Thousand Dollars ($300,000.00) in Qualifying Expenses on or before December 31, 2006, BGEI shall pay the difference between that amount and the amount of Qualifying Expenses expended on or before December 31, 2006 to Miranda on or before February 28, 2007;

          (ii)      complete a total of 3,000 feet of drilling on the Properties on or before December 31, 2006; and

          (iii)     make payments to Miranda as provided in Section 5.4.

Upon the completion of BGEI’s Initial Contribution, the amount of Two Million Dollars ($2,000,000.40) shall be credited to BGEI’s Equity Account.

                    (c)      Until the later to occur of (i) BGEI completing its Initial Contribution or (ii) BGEI electing not to make or completing its Additional Earn-In, BGEI shall have the sole right to determine the nature, timing, scope, extent and method of all Operations without any obligation to hold meetings of the Management Committee, to prepare Programs and Budgets for review, comment or approval by Miranda, or to obtain the approval or consent of Miranda or the Management Committee. In conducting such Operations, BGEI shall be entitled, but shall not be obligated, to exercise any of the applicable powers of the Manager in Section 8.2, except that until the later to occur of (i) BGEI completing its Initial Contribution or (ii) BGEI electing not to make or completing its Additional Earn-In it shall not be entitled or required to perform the activities described in Subsections 8.2(g), (i), (l) and (s) that would otherwise require consent of the Management Committee or of Miranda. Provided, however, that subject to the requirements of the underlying lease agreement and after first offering to return those parts to Miranda, BGEI may allow parts of the Properties to lapse. Miranda shall clarify and cure any title and or claim defects or validity issues affecting the Properties or at its discretion, BGEI may clarify and cure such defects or validity issues, the cost of which shall constitute a Qualifying Expense. Prior to the later to occur of (i) BGEI completing its Initial Contribution or (ii) BGEI electing not to make or completing its Additional Earn-In, BGEI, in lieu of any reporting requirements under this Agreement, shall:

          (i)      keep Miranda generally informed concerning all material Operations and other material activities affecting the Properties;

          (ii)      within sixty (60) days after the end of the second and fourth quarters, commencing with the fourth quarter of 2005, furnish to Miranda a reasonably detailed written report of all Operations conducted on or for the benefit of the Properties during the preceding six month period;

          (iii)      make available for inspection and copying by Miranda all factual and interpretive reports, studies and analyses concerning the Properties, and make all core and other samples available for inspection by Miranda; and

          (iv)      within sixty (60) days after the end of the second and fourth quarters, commencing with the fourth quarter of 2005, submit to Miranda a statement of Qualifying Expenses incurred during the preceding six month period.

BGEI makes no representation or warranty, express or implied, as to the accuracy or completeness of the data and information provided to Miranda in accordance with (i) through (iv) above.

                    (d)      Miranda shall provide BGEI with written notice of any exceptions it may have to the statement of Qualifying Expenses submitted to it as provided above within three (3) months after receipt of the statement. Failure to provide such notice within the three (3) month period shall constitute acceptance by Miranda of the stated Qualifying Expenses.

          5.2      Failure to Make Initial Contribution.

                    (a)      BGEI’s failure to make its Initial Contribution in accordance with the provisions of this Article, if not cured within thirty (30) days after notice by Miranda of such default, shall be deemed to be a withdrawal of BGEI from the Business, the termination of its Participating Interest hereunder and a transfer of its Participating Interest to Miranda. Upon such event, BGEI shall have no further right, title or interest in the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed. Subject to Subsection 5.2(b) below, BGEI’s withdrawal shall be effective upon such failure, but such withdrawal shall not relieve BGEI of its obligation to Miranda to fund Operations up to the amount of BGEI’s contractual obligations to third parties, nor shall such withdrawal relieve BGEI of its responsibility to fund and satisfy BGEI’s share of liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and costs of Environmental Compliance, arising from Operations conducted by BGEI prior to BGEI’s withdrawal.

                    (b)      Notwithstanding Subsection 5.2(a) above, in the event BGEI, within sixty (60) days after the Effective Date, determines that conditions may exist on the Properties which may, in BGEI’s judgment, result in a violation of Environmental Laws, BGEI shall have the right to withdraw from the Business by giving written notice to Miranda of such withdrawal. BGEI’s withdrawal shall be effective upon receipt by Miranda of such notice, but such withdrawal shall not relieve BGEI of its obligation to fund Operations up to Three Hundred Thousand Dollars ($300,000.00) . Such withdrawal shall, however, relieve BGEI of its responsibility to fund and satisfy BGEI’s share of liabilities to third parties (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and costs of Environmental Compliance, other than those arising out of Operations conducted by BGEI after the Effective Date and prior to its withdrawal. BGEI obligation to fund and to satisfy such liabilities shall not exceed Three Hundred Thousand Dollars ($300,000.00) . Except as provided in this Subsection and except as may be otherwise expressly provided herein, BGEI’s withdrawal shall relieve BGEI from any other obligation to make contributions, to fund Operations, to incur costs, or to pay liabilities to third parties hereunder.

          5.3      Additional Contributions. As of the later to occur of (i) BGEI’s completion of its Initial Contribution or (ii) BGEI’s election not to make or completing its Additional Earn-In, the Participants, subject to any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

          5.4      Payments to Miranda. Provided that this Agreement is in effect on the date due, BGEI shall make the following payments to Miranda on the dates specified:

Upon execution of this Agreement	$30,000.00
Upon January 1, 2007	$30,000.00
Upon January 1, 2008	$30,000.00
Upon January 1, 2009	$20,000.00

These payments shall not constitute Qualifying Expenses.

          5.5      Additional Earn In.

                    (a)      BGEI shall have the option and right, at is sole discretion, to elect to increase its Participating Interest incrementally by up to an additional ten percent (10%), to a total of seventy percent (70%), by making additional Qualifying Expenses in minimum annual amounts of no less than One Million Dollars ($1,000,000) per year. Such additional Qualifying Expenses shall be made, if at all, on or before December 31, 2015. BGEI may accelerate the making of such Qualifying Expenses at its sole discretion. Any amount expended by BGEI in excess of One Million Dollars ($1,000,000.00) per year shall be credited against the One Million Dollar ($1,000,000.00) per year minimum expenditure requirement for subsequent years. If BGEI makes additional Qualifying Expenses as provided in this Subsection, BGEI shall immediately increase its Participating Interest at the rate of one percent (1%) for each Six Hundred Thousand Dollars ($600,000.00) of additional Qualifying Expenses, or pro-rata increment thereof, funded by BGEI under this Subsection. At any time, and at its sole discretion, BGEI by giving written notice to Miranda may elect to suspend funding additional Qualifying Expenses under this Subsection, and the respective Participating Interests of the Participants shall be computed at that point based on the actual amount of additional Qualifying Expenses funded by BGEI. Thereafter, the Participants shall participate and contribute to the Business based on the recalculated Participating Interests.

                    (b)      In the event BGEI elects not to complete all of its additional earn-in option to a full seventy percent (70%) by funding a cumulative total of Eight Million Dollars ($8,000,000.00) of Qualifying Expenditures as provided in this Section, Miranda may elect to not contribute to subsequent Programs and Budgets until such time as BGEI has funded a cumulative total of Eight Million Dollars ($8,000,000.00) of Qualifying Expenses. If Miranda elects to not contribute to a subsequent Program and Budget, Miranda’s Participating Interest shall dilute at the rate of one percent (1%) per One Million Dollars ($1,000,000.00) of Qualifying Expenses made by BGEI, or pro-rata increment thereof, until BGEI’s cumulative funding of Qualifying Expenses totals Eight Million Dollars ($8,000,000.00) . Thereafter the Participants’ Participating Interests shall be subject to dilution as provided in Article IX.

                    (c)      BGEI, at its sole discretion, may increase its Participating Interest by an additional five percent (5%) by arranging or providing post-feasibility financing for Miranda’s share of the Program and Budget for the Development of the Approved Alternative. BGEI shall exercise such right by proposing financing terms to Miranda as part of the Development Program and Budget. If the Participants are unable to agree on the terms of the financing terms within one hundred and twenty (120) days after the approval of the Development Program and Budget, the Participants shall, at the request of either Participant, attempt to mediate the unresolved issues before a mutually acceptable mediator. The mediation shall be completed within three (3) weeks of the request for mediation unless the Participants agree in writing to extend the period. If the Participants are unable to reach agreement on the terms of the financing terms through mediation, then Miranda may solicit financing proposals from third parties. Prior to accepting any such third-party offer, Miranda shall give BGEI thirty (30) days to review the offer. Within such thirty-day period, BGEI may elect to finance Miranda’s share of the Program and Budget for Development of the Approved Alternative on the proposed financing terms. If BGEI fails to so elect within the thirty-day period, Miranda may accept the proposed third-party financing terms.

                    (d)      If BGEI increases its Participating Interest as provided in this Section 5.5, the Equity Account of each Participant shall be revised so that the ratio of the Participant’s Equity Account to the total amount of the Participants’ Equity Accounts is equal to the Participant’s recalculated Participating Interest.

ARTICLE VI
INTERESTS OF PARTICIPANTS

          6.1      Initial Participating Interests. The Participants shall have the following initial Participating Interests:

Miranda	-	40%
BGEI	-	60%

          6.2      Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:

                    (a)      As provided in Section 5.5;

                    (b)      Upon withdrawal or deemed withdrawal as provided in Sections 5.2, 6.3, and Article XII;

                    (c)      Upon an election by either Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

                    (d)      In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

                    (e)      Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XVI; or

                    (f)      Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

          6.3      Elimination of Minority Interest.

                    (a)      A Reduced Participant whose Recalculated Participating Interest becomes less than ten percent (10%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. Subject to Section 6.4, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets, the Business, or under this Agreement, except that the Reduced Participant shall have the right to receive a royalty equal to one percent (1%) of Net Smelter Returns calculated as provided in Exhibit D. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets and the Business to the remaining Participant.

                    (b)      The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5 and shall not be subject to subsequent recalculation.

          6.4      Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of either Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and costs of Environmental Compliance, whether arising, before or after such reduction or elimination, out of its status as a Participant in the Business or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any adjustment of Participating Interests under Sections 5.5, 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any adjustment of Participating Interests under Sections 5.5, 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to a Net Smelter Returns interest pursuant to Subsection 6.3(a) .

          6.5      Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any adjustment of Participating Interests under Sections 5.5, 6.3, 9.5, 9.6 and 10.5, shall be made monthly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

          6.6      Grant of Lien and Security Interest.

                    (a)      Subject to Section 6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

                    (b)      The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

          6.7      Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VII
MANAGEMENT COMMITTEE

          7.1      Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by Miranda and two (2) members appointed by BGEI. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. BGEI shall designate one of its members to serve as the chair of the Management Committee.

          7.2      Decisions. After the later to occur of (i) BGEI completing its Initial Contribution or (ii) BGEI electing not to make or completing its Additional Earn-In, each Participant, acting through its appointed members in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over fifty (50%) shall determine the decisions of the Management Committee.

          7.3      Meetings.

                    (a)      After the later to occur of (i) BGEI completing its Initial Contribution or (ii) BGEI electing not to make or completing its Additional Earn-In, the Management Committee shall hold regular meetings twice annually in Elko, Nevada, or at other agreed places. The Manager shall give fifteen (15) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon ten (10) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend a properly called meeting, then a quorum shall exist at the next meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

                    (b)      If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon two (2) days notice to the other Participant.

                    (c)      Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within fifteen (15) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within ten (10) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

          7.4      Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c) . The Management Committee may also take actions in writing signed by all members.

          7.5      Matters Requiring Approval. Except as provided in Subsection 5.1(c) and as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII
MANAGER

          8.1      Appointment. The Participants hereby appoint BGEI as the Manager with overall management responsibility for Operations. BGEI hereby agrees to serve until it resigns as provided in Section 8.4.

          8.2      Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

                    (a)      The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

                    (b)      The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

                    (c)      The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

                    (d)      The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

                    (e)      The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income and taxes, including production taxes, attributable to a Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but the Manager shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

                    (f)      The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

                    (g)      The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of One Hundred Thousand Dollars ($100,000.00) in cash or value.

                    (h)      The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

                    (i)      The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of One Hundred Thousand Dollars ($100,000.00); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

                    (j)      The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

                    (k)      The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 8.3.

                    (l)      If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

                    (m)      The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

                    (n)      The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.1(a) and 5.1(b) and shall be credited with amounts contributed by such Participant under Sections 5.3 and 5.5. Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

                    (o)      Subject to Subsection 5.1(c), the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each year or a Program and Budget if for a period of less than one year, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

                    (p)      The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

                    (q)      The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

                    (r)      The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

                    (s)      If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

                    (t)      The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

          8.3      Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

          8.4      Resignation; Deemed Offer to Resign. The Manager may resign upon not less than three (3) months’ prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within ten (10) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

                    (a)      The aggregate Participating Interest of the Manager and its Affiliates becomes less than fifty percent (50%);

                    (b)      The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;

                    (c)      The Manager fails to pay or contest in good faith its bills and Business debts, or the bills and Business Debts of the Business, as such obligations become due;

                    (d)      A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Manager’s assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

                    (e)      The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

                    (f)      Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

          8.5      Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

          8.6      Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

          8.7      Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE IX
PROGRAMS AND BUDGETS

          9.1      Initial Program and Budget. Within sixty (60) days following the later to occur of (i) BGEI’s completion of its Initial Contribution or (ii) BGEI’s election not to make or completing its Additional Earn-In, BGEI shall propose an Initial Program and Budget.

          9.2      Operations Pursuant to Programs and Budgets. Except as otherwise provided in Subsection 5.1(c), Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

          9.3      Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the

Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least forty-five (45) days prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

          9.4      Review and Adoption of Proposed Programs and Budgets. Within thirty days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

                    (a)      Notice that the Participant approves any or all of the components of the proposed Program and Budget;

                    (b)      Modifications proposed by the Participant to the components of the proposed Program and Budget; or

                    (c)      Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

          9.5      Election to Participate.

                    (a)      By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

                    (b)      If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

          (i)      for an election made before Payout, by dividing: (A) the sum of the Reduced Participant’s Equity Account at the conclusion of the Program Period for the prior Program and Budget, and (2) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1) and (2) above for both Participants; and then multiplying the result by one hundred; or

          (ii)      for an election made after Payout, by reducing its Participating Interest in an amount equal to two (2) times the amount by which it would have been reduced under Subsection 9.5(b)(i) if such election were made before Payout.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

                    (c)      Whenever the Participating Interests are recalculated pursuant to this Subsection 9.5, (i) the Equity Account of each Participant shall be revised so that the ratio of the Participant’s Equity Account to the total amount of the Participants’ Equity Accounts is equal to the Participant’s recalculated Participating Interest.

          9.6      Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

                    (a)      If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within sixty (60) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

                    (b)      If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Reduced Participant’s election under Subsection 9.5(a) .

                    (c)      If the Manager expended or incurred obligations of less than seventy-five percent (75%) of the adopted Budget, then within twenty (20) days of receiving the Manager’s report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus five (5) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

                    (d)      All recalculations under this Article IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.

                    (e)      Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Equity Account of each Participant shall be revised so that the ratio of the Participant’s Equity Account to the total amount of the Participants’ Equity Accounts is equal to the Participant’s recalculated Participating Interest.

          9.7      Pre-Feasibility Study Program and Budgets.

                    (a)      At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 7.3. If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within ninety (90) days following adoption of the proposal.

                    (b)      Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

          (i)      analyses of various alternatives for mining, processing and beneficiation of Products;

          (ii)      analyses of alternative mining, milling, and production rates;

          (iii)      analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

          (iv)      analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

          (v)      estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

          (vi)      analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

          (vii)      conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

          (viii)      conduct of hydrology and other studies related to any required dewatering; and

          (ix)      conduct of other studies and analyses approved by the Management Committee.

                    (c)      The Manager shall have the discretion to base its and any Feasibility Contractors’ Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

          9.8      Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

                    (a)      the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;

                    (b)      reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:

          (i)      capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

          (ii)      expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

          (iii) expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

          (iv) all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

     (c) a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Subsection 9.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

     (d) a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

     (e) an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions reasonably requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates reasonably requested by either Participant); and

     (f) such other information as the Management Committee deems appropriate.

Within thirty (30) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.

     9.9 Programs and Budgets for Feasibility Study. Within thirty (30) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

          9.10      Development Programs and Budgets; Project Financing.

                    (a)      Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until sixty (60) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

                    (b)      Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than sixty (60) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work (“Bid Report”). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred thirty percent (130%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 7.2 and 9.4.

                    (c)      If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, subject to the provisions of Section 5.5(c), each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

          9.11      Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

          9.12      Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of BGEI’s Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten (10%) in the aggregate, then the excess over ten (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of ten percent (10%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

          9.13      E mergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, the environment, or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

          10.1      Monthly Statements. After completion of BGEI’s Initial Contribution, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

          10.2      Cash Calls. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ten (10) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

          10.3      Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with this Agreement. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

          10.4      Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

          10.5      Remedies. The Participants acknowledge that if either Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

                    (a)      The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

                    (b)      The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated as follows:

          (i)      For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Feasibility Study Operations, the Reduced Participant’s Participating Interest shall be recalculated by dividing: (X) the sum of the defaulting Participant’s Equity Account at the conclusion of the Program Period for the prior Program and Budget, and (2) the amount, if any, the defaulting Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1) and (2) above for both Participants; and then multiplying the result by one hundred. For such a default occurring after Payout, the Reduced Participant’s Participating Interest shall be reduced in an amount equal to two (2) times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Recalculated Participating Interest shall then be further reduced:

          (A)      for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Participating Interest by the following percentage: ten percent (10%); or

          (B)      for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Feasibility Study Operations, by multiplying the Recalculated Participating Interest by the following percentage: twenty-five percent (25%).

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, including the further reduction under Subsections 10.5(b)(i)(A) or (B).

          (ii)      For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant’s election, the defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from one percent (1%) of Net Proceeds, calculated as provided in Exhibit E, if any, and not from any other source, an amount equal to seventy-five percent (75%) of the defaulting Participant’s Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in Section 6.4.

          (iii)      Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

          (iv)      Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Account of each Participant shall be revised so that the ratio of the Participant’s Equity Account to the total amount of the Participants’ Equity Accounts is equal to the Participant’s recalculated Participating Interest.

                    (c)      If a Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Participant has made a Cover Payment, then, in addition to a reduction in the defaulting Participant’s Participating Interest effected pursuant to Subsection 10.5(b), the non-defaulting Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within ninety (90) days of the default and upon not less than thirty (30) days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Smelter Returns, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting Participant’s Entire Interest”) at a purchase price equal to eighty-five percent (85%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participant. If the defaulting Participant conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participant and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant’s Entire Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 10.3 to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant’s Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in Section 6.4.

          10.6      Audits.

                    (a)      After the later to occur of (i) BGEI’s completion of its Initial Contribution or (ii) BGEI’s election not to make or completing its Additional Earn-In, upon request made by any Participant made within twenty-four (24) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twenty-four (24) months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report. Failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee. The cost of all audits under this Subsection shall be charged to the Business Account.

ARTICLE XI
DISPOSITION OF PRODUCTION

          11.1      Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

          11.2      Failure of Participant to Take In Kind. If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 11.1, to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

          11.3      Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
WITHDRAWAL AND TERMINATION

          12.1      Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

          12.2      Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for twelve (12) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving thirty (30) days notice of termination to the other Participant.

          12.3      Withdrawal. A Participant may elect to withdraw from the Business by (i) in the case of BGEI, failing to complete its Initial Contributions as required by Subsection 5.1(b), or (ii) giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

          12.4      Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any adjustment of Participating Interests under Sections 5.5, 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

          12.5      Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

          12.6      Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

          12.7      Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

          12.8      Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Sections 5.2 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

          13.1      General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant (“Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. Miranda and BGEI and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

          13.2      Notice to Non-Acquiring Participant. Within ten (10) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

          13.3      Option Exercised. Within thirty (30) days after receiving the Acquiring Participant’s notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter’s actual out-of-pocket acquisition costs.

          13.4      Option Not Exercised. If the other Participant does not give such notice within the thirty (30) day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

          Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any adjustment of Participating Interests under Sections 5.5, 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and costs of Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XV
SUPPLEMENTAL BUSINESS AGREEMENT

          At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants after the later to occur of (i) BGEI’s completion of its Initial Contribution or (ii) BGEI’s election not to make or completion of its Additional Earn-In that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.

ARTICLE XVI
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

          16.1      General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.

          16.2      Limitations on Free Transferability. Any Transfer by either Participant under Section 16.1 shall be subject to the following limitations:

                    (a)      Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products, other than the sale of a Participant’s share of the Products in the normal course of business) except in conjunction with the Transfer of part or all of its Participating Interest.

                    (b)      No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(f) and 16.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant.

                    (c)      Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization.

                    (d)      No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date.

                    (e)      In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

          (i) a     gree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

          (ii)      notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

          (A)      the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

          (B)      the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

          (C)      all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 16.2(e)(ii) .

                    (f)      If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7) . Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

          (i)      the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

          (ii)      the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least thirty (30) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

          (iii)      the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

                    (g)      If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.

          16.3      Preemptive Right. Any Transfer by either Participant under Section 16.1 and any Transfer by an Affiliate of Control of either Participant, whether the Transfer is part of a transaction involving other assets or business interests or not, shall be subject to a preemptive right of the other Participant to the extent provided in Exhibit G. Failure of a Participant’s Affiliate to comply with this Article XVI and Exhibit G shall be a breach by such Participant of this Agreement.

ARTICLE XVII
DISPUTES

          17.1      Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

          17.2      Forum Selection. Each Participant irrevocably and unconditionally submits to non-exclusive jurisdiction of the state and federal courts in the State of Nevada and the appropriate courts of appeal from such courts for enforcing any decision issued by an arbitrator pursuant to Sections 17.3 or 17.4 of this Agreement or for any other matter concerning this Agreement or the transactions contemplated hereby.

          17.3      Dispute Resolution. Any dispute, controversy or claims arising out of or relating to this Agreement or the breach, termination, interpretation or invalidity thereof (a “Dispute”) shall be resolved as follows:

                    (a)      The Participants shall endeavor for a period of two (2) weeks to resolve the Dispute by negotiation. This period may be extended by agreement of the Participants.

                    (b)      If negotiations are unsuccessful, the Participants shall, at the request of either Participant, attempt to mediate the Dispute before a mutually acceptable mediator. The mediation shall be completed within three (3) weeks of the request for mediation unless the Participants extend the period in writing.

                    (c)      In the event the Dispute is not successfully mediated, the Participants agree to submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be administered by the American Arbitration Association. Unless otherwise agreed by the Participants, there shall be one (1) arbitrator who shall be a person with an expertise or background in the subject matter of the Dispute. If the Participants are unable to select an arbitrator within thirty (30) days of the notice of arbitration, the arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Salt Lake City, Utah, or another location mutually agreed upon by the Participants. The arbitrator shall render a decision in writing not more than six (6) months after the appointment of the arbitrator. The arbitrator’s decision shall be final and binding on the Participants and not subject to appeal or review. The prevailing Participant shall be entitled to an award of costs and attorneys’ fees unless the arbitrator determines that each Participant should bear its own costs and share the common costs of arbitration.

          17.4      Multi-Party Disputes. In the event that a Dispute between the Participants arises out of or is related to a dispute between one of the Participants and a third party relating to the Business or the subject matter of the Agreement (“Related Party Dispute”) and there are common issues of law or fact so that there is a possibility of conflicting rulings if the Dispute and the Related Party Dispute are decided in more than one proceeding, the Participants agree as follows.

                    (a)      At the request of any Participant, the Dispute and the Related Party Dispute(s) shall be consolidated and determined by a single arbitrator in a single arbitration proceeding pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be administered by the American Arbitration Association.

                    (b)      Any Participant seeking consolidation shall give written notice of a request for consolidation to all parties sought to be consolidated (the “Parties”) within fifteen (15) days of the notice of arbitration.

                    (c)      If the all Parties are not able to agree upon the selection of an arbitrator to hear the consolidated matter within thirty (30) days after the request for consolidation, the arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be Salt Lake City, Utah, or another location mutually agreed upon by all Parties.

                    (d)      The arbitrator shall render a written decision not more than six (6) months after appointment of the arbitrator. The arbitrator’s decision shall be final and binding on the Participants and the third party Parties and not subject to appeal or review.

                    (e)      The provisions of this Section shall not apply unless the Related Party Dispute arises under a contract containing a multi-party dispute resolution clause similar in effect to this Section.

ARTICLE XVIII
CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

          18.1      Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 18.3 and 18.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

          18.2      Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 18.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant’s sole discretion, each

Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

          18.3      Permitted Disclosure of Confidential Business Information. Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

          The Participant disclosing Confidential Information pursuant to this Section 18.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3. Prior to making any such disclosure, the Participant disclosing Confidential Information pursuant to this Section 18.3 also (i) shall take reasonable measures to ensure that the parties identified in Section 18.3(a) are aware of and comply with the obligations of confidentiality of this Agreement, and (ii) shall obtain and provide to the other Participant a written agreement enforceable by the other Participant from those parties identified in Section 18.3(b), (c), or (d) that such parties will comply with the obligations of confidentiality of this Agreement. Such writing shall not preclude parties described in Subsection 18.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

          18.4      Disclosure Required By Law. Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

          Prior to any disclosure of Confidential Information under this Section 18.4, the disclosing Participant shall give the other Participant at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

          18.5      Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.

ARTICLE XIX
GENERAL PROVISIONS

          19.1      Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

If to Miranda:	________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
Attention: ________________________________________________________________
Telephone:________________________________________________________________
Facsimile: ________________________________________________________________

With a copy to:	________________________________________________________________________
________________________________________________________________________
________________________________________________________________________

If TO BGEI:	Edward L. Cope
Vice President of Exploration, USA
293 Spruce Road
Elko, Nevada 89801-4491
Telephone: (775) 738-2062
Fax: (775) 738-2804
ecope@barrick.com

With a copy to:	Barrick Gold of North America, Inc.
136 East South Temple Street, Suite 1300
Salt Lake City, Utah 84111
Telephone: (801) 990-3900
Fax (801) 366-9242
Attention: Land Manager, United States
bhouston@barrick.com

All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

          19.2      Gender. The singular shall include the plural, and the plural the singular, wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

          19.3      Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

          19.4      Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          19.5      Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

          19.6      Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

          19.7      Force Majeure. Except for the obligation to make payments when due hereunder, neither Participant shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by fire, flood, earthquake or other natural disaster, war, embargo, riot, the intervention of any government authority, the inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, the curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, or the action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within three (3) years of initiation of that process) provided that the Participant suffering such delay immediately notifies the other Participant in writing of the delay and in such notice states the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

          19.8      Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

          19.9      Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

          19.10      Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

          19.11      Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

          19.12      Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Miranda Gold Corp.

By
President

Miranda U.S.A. Inc.

By
President

Barrick Gold Exploration Inc.

By
Edward L. Cope
Vice President Exploration, USA

EXHIBIT A

To
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between

MIRANDA GOLD CORP.

MIRANDA U.S.A., INC.

AND

BARRICK GOLD EXPLORATION INC.

ASSETS AND AREA OF INTEREST

PART 1.1: PROPERTIES AND TITLE EXCEPTIONS:

Unpatented mining claims covered by the “Miller Mining Lease”, a copy of which Mining Lease is attached hereto as Exhibit A Part 1.3, complete with attached Exhibits thereto, and forming a part hereof, to wit:

The following listed 139 mining claims located within portions of Sections 21, and 27 through 34, T.28N. R.45E., M.D.M.; Sections 25 and 36, T.28N. R.44E., M.D.M., Lander County, Nevada, more particularly described:

CLAIM	LOCATION	FILED	COUNTY RECORDER	FILED	BLM SERIAL NO
NAME	DATE	COUNTY	BOOK/PAGE	BLM	NMC

Mill-B 164	04/19/1994	07/11/1994	409 / 062	07/15/1994	702149
Mill-B 165	04/19/1994	07/11/1994	409 / 063	07/15/1994	702150
Mill-B 166	04/19/1994	07/11/1994	409 / 064	07/15/1994	702151
Mill-B 167	04/19/1994	07/11/1994	409 / 065	07/15/1994	702152
Mill-B 168	04/19/1994	07/11/1994	409 / 066	07/15/1994	702153
Mill-B 170	04/19/1994	07/11/1994	409 / 067	07/15/1994	702154
Mill-B 172	04/19/1994	07/11/1994	409 / 068	07/15/1994	702155
Mill-B 174	04/19/1994	07/11/1994	409 / 069	07/15/1994	702156
Mill-B 176	04/19/1994	07/11/1994	409 / 070	07/15/1994	702157

Mill-B 120	05/05/1994	07/25/1994	409 / 318	08/02/1994	703197
Mill-B 121	05/05/1994	07/25/1994	409 / 319	08/02/1994	703198
Mill-B 122	05/05/1994	07/25/1994	409 / 320	08/02/1994	703199
Mill-B 123	05/05/1994	07/25/1994	409 / 321	08/02/1994	703200
Mill-B 124	05/05/1994	07/25/1994	409/ 322	08/02/1994	703201
Mill-B 125	05/05/1994	07/25/1994	409 / 323	08/02/1994	703202
Mill-B 126	05/06/1994	07/25/1994	409 / 324	08/02/1994	703203
Mill-B 127	05/06/1994	07/25/1994	409 / 325	08/02/1994	703204
Mill-B 128	05/06/1994	07/25/1994	409 / 326	08/02/1994	703205
Mill-B 129	05/06/1994	07/25/1994	409 / 327	08/02/1994	703206
Mill-B 130	05/06/1994	07/25/1994	409 / 328	08/02/1994	703207
Mill-B 131	05/06/1994	07/25/1994	409 / 329	08/02/1994	703208

CLAIM	LOCATION	FILED	COUNTY RECORDER	FILED	BLM SERIAL NO
NAME	DATE	COUNTY	BOOK/PAGE	BLM	NMC

Mill-B 132	05/06/1994	07/25/1994	409 / 330	08/02/1994	703209
Mill-B 133	05/06/1994	07/25/1994	409 / 331	08/02/1994	703210
Mill-B 134	05/06/1994	07/25/1994	409 / 332	08/02/1994	703211
Mill-B 135	05/06/1994	07/25/1994	409 / 333	08/02/1994	703212
Mill-B 136	05/23/1994	07/25/1994	409 / 334	08/02/1994	703213
Mill-B 137	05/23/1994	07/25/1994	409 / 335	08/02/1994	703214
Mill-B 138	05/23/1994	07/25/1994	409 / 336	08/02/1994	703215
Mill-B 139	05/23/1994	07/25/1994	409 / 337	08/02/1994	703216
Mill-B 140	05/23/1994	07/25/1994	409 / 338	08/02/1994	703217
Mill-B 141	05/23/1994	07/25/1994	409 / 339	08/02/1994	703218
Mill-B 142	05/23/1994	07/25/1994	409 / 340	08/02/1994	703219
Mill-B 143	05/23/1994	07/25/1994	409 / 341	08/02/1994	703220
Mill-B 144	05/23/1994	07/25/1994	409 / 342	08/02/1994	703221
Mill-B 145	05/23/1994	07/25/1994	409 / 343	08/02/1994	703222
Mill-B 146	05/23/1994	07/25/1994	409 / 344	08/02/1994	703223
Mill-B 147	05/23/1994	07/25/1994	409 / 345	08/02/1994	703224
Mill-B 148	05/23/1994	07/25/1994	409 / 346	08/02/1994	703225
Mill-B 149	05/23/1994	07/25/1994	409 / 347	08/02/1994	703226
Mill-B 150	05/23/1994	07/25/1994	409 / 348	08/02/1994	703227
Mill-B 151	05/23/1994	07/25/1994	409 / 349	08/02/1994	703228
Mill-B 152	05/23/1994	07/25/1994	409 / 350	08/02/1994	703229
Mill-B 153	05/23/1994	07/25/1994	409 / 351	08/02/1994	703230
Mill-B 154	05/23/1994	07/25/1994	409 / 352	08/02/1994	703231
Mill-B 155	05/23/1994	07/25/1994	409 / 353	08/02/1994	703232
Mill-B 156	05/23/1994	07/25/1994	409 / 354	08/02/1994	703233
Mill-B 157	05/23/1994	07/25/1994	409 / 355	08/02/1994	703234
Mill-B 158	05/23/1994	07/25/1994	409 / 356	08/02/1994	703235
Mill-B 159	05/23/1994	07/25/1994	409 / 357	08/02/1994	703236
Mill-B 160	05/23/1994	07/25/1994	409 / 358	08/02/1994	703237
Mill-B 161	05/23/1994	07/25/1994	409 / 359	08/02/1994	703238
Mill-B 162	05/23/1994	07/25/1994	409 / 360	08/02/1994	703239
Mill-B 163	05/23/1994	07/25/1994	409 / 361	08/02/1994	703240
Mill-B 169	07/02/1994	07/25/1994	409 / 362	08/02/1994	703241
Mill-B 171	07/02/1994	07/25/1994	409 / 363	08/02/1994	703242
Mill-B 173	07/02/1994	07/25/1994	409 / 364	08/02/1994	703243
Mill-B 184	05/23/1994	07/25/1994	409 / 366	08/02/1994	703245
Mill-B 185	05/23/1994	07/25/1994	409 / 367	08/02/1994	703246
Mill-B 186	05/23/1994	07/25/1994	409 / 368	08/02/1994	703247
Mill-B 187	05/05/1994	07/25/1994	409 / 369	08/02/1994	703248
Mill-B 188	05/05/1994	07/25/1994	409 / 370	08/02/1994	703249
Mill-B 190	05/23/1994	07/25/1994	409 / 371	08/02/1994	703250
Mill-B 191	05/23/1994	07/25/1994	409 / 372	08/02/1994	703251
Mill-B 300	05/24/1994	07/25/1994	409 / 373	08/02/1994	703252
Mill-B 301	05/24/1994	07/25/1994	409 / 374	08/02/1994	703253
Mill-B 302	05/24/1994	07/25/1994	409 / 375	08/02/1994	703254
Mill-B 303	05/24/1994	07/25/1994	409 / 376	08/02/1994	703255
Mill-B 304	05/24/1994	07/25/1994	409 / 377	08/02/1994	703256
Mill-B 305	05/24/1994	07/25/1994	409 / 378	08/02/1994	703257
Mill-B 306	05/24/1994	07/25/1994	409 / 379	08/02/1994	703258
Mill-B 307	05/24/1994	07/25/1994	409 / 380	08/02/1994	703259
Mill-B 500	05/04/1994	07/25/1994	409 / 381	08/02/1994	703260
Mill-B 501	05/04/1994	07/25/1994	409 / 382	08/02/1994	703261
Mill-B 502	05/04/1994	07/25/1994	409 / 383	08/02/1994	703262

CLAIM	LOCATION	FILED	COUNTY RECORDER	FILED	BLM SERIAL NO
NAME	DATE	COUNTY	BOOK/PAGE	BLM	NMC

Mill-B 503	05/04/1994	07/25/1994	409 / 384	08/02/1994	703263
Mill-B 504	05/05/1994	07/25/1994	409 / 385	08/02/1994	703264
Mill-B 505	05/06/1994	07/25/1994	409 / 386	08/02/1994	703265
Mill-B 506	05/06/1994	07/25/1994	409 / 387	08/02/1994	703266

CMX 101	09/07/1995	12/05/1995	422 / 480	12/04/1995	725976
CMX 102	09/07/1995	12/05/1995	422 / 481	12/04/1995	725977

CMX 112	11/18/1995	12/05/1995	422 / 482	02/13/1996	733225
CMX 113	11/18/1995	12/05/1995	422 / 483	02/13/1996	733226
CMX 114	11/18/1995	12/05/1995	422 / 484	02/13/1996	733227

Mill-B 507	02/17/1996	03/21/1996	426 / 466	04/03/1996	735516
Mill-B 508	02/17/1996	03/21/1996	426 / 467	04/03/1996	735517
Mill-B 509	02/17/1996	03/21/1996	426 / 468	04/03/1996	735518

CMX 103	10/14/1996	01/07/1997	436 / 832	01/03/1997	760041
CMX 104	10/14/1996	01/07/1997	436 / 833	01/03/1997	760042
CMX 105	10/14/1996	01/07/1997	436 / 834	01/03/1997	760043
CMX 106	10/14/1996	01/07/1997	436 / 835	01/03/1997	760044
CMX 107	10/14/1996	01/07/1997	436 / 836	01/03/1997	760045

CMX 108	05/27/2000	08/24/2000	480 / 593	08/25/2000	817783
CMX 109	05/29/2000	08/24/2000	480 / 594	08/25/2000	817784
CMX 110	05/29/2000	08/24/2000	480 / 595	08/25/2000	817785
CMX 111	05/27/2000	08/24/2000	480 / 596	08/25/2000	817786

Mill-B 308	10/22/2000	01/18/2001	485 / 253	01/18/2001	822318

RDA 35	10/23/2000	01/18/2001	485 / 240	01/18/2001	822319
RDA 36	10/23/2000	01/18/2001	485 / 241	01/18/2001	822320
RDA 37	10/23/2000	01/18/2001	485 / 242	01/18/2001	822321
RDA 69	10/23/2000	01/18/2001	485 / 239	01/18/2001	822322
RDA 500	10/23/2000	01/18/2001	485 / 238	01/18/2001	822323

Rum Dreams 200	10/28/2000	01/18/2001	485 / 244	01/18/2001	822324

Rum Dreams 201	10/28/2000	01/18/2001	485 / 245	01/18/2001	822325

Rum Dreams 202	10/28/2000	01/18/2001	485 / 246	01/18/2001	822326

Rum Dreams 203	10/28/2000	01/18/2001	485 / 247	01/18/2001	822327

Rum Dreams 204A	10/28/2000	01/18/2001	485 / 248	01/18/2001	822328

Rum Dreams 205	10/28/2000	01/18/2001	485 / 249	01/18/2001	822329

CLAIM	LOCATION	FILED	COUNTY RECORDER	FILED	BLM SERIAL NO
NAME	DATE	COUNTY	BOOK/PAGE	BLM	NMC

Rum Dreams 1	09/05/2001	11/30/2001	496 / 526	11/30/2001	826158

Rum Dreams 2	09/05/2001	11/30/2001	496 / 527	11/30/2001	826159

Rum Dreams 3	09/05/2001	11/30/2001	496 / 528	11/30/2001	826160

Rum Dreams 4	0905/2001	11/30/2001	496 / 529	11/30/2001	826161

Rum Dreams 5	09/05/2001	11/30/2001	496 / 530	11/30/2001	826162

Rum Dreams 6	09/05/2001	11/30/2001	496 / 531	11/30/2001	826163

Rum Dreams 7	09/05/2001	11/30/2001	496 / 532	11/30/2001	826164

Rum Dreams 8	09/05/2001	11/30/2001	496 / 533	11/30/2001	826165

Rum Dreams 9	09/05/2001	11/30/2001	496 / 534	11/30/2001	826166

Rum Dreams 10	09/05/20001	11/30/2001	496 / 535	11/30/2001	826167

Rum Dreams 11	09/05/2001	11/30/2001	496 / 536	11/30/2001	826168

Rum Dreams 12	09/05/2001	11/30/2001	496 / 537	11/30/2001	826169

Rum Dreams 13	09/05/2001	11/30/2001	496 / 538	11/30/2001	826170

Rum Dreams 14	09/05/2001	11/30/2001	496 / 539	11/30/2001	826171

Rum Dreams 15	09/05/2001	11/30/2001	496 / 540	11/30/2001	826172

Rum Dreams 16	09/05/2001	11/30/2001	496 / 541	11/30/2001	826173

Rum Dreams 17	09/05/2001	11/30/2001	496 / 542	11/30/2001	826174

Rum Dreams 18	09/05/2001	11/30/2001	496 / 543	11/30/2001	826175

CLAIM	LOCATION	FILED	COUNTY RECORDER	FILED	BLM SERIAL NO
NAME	DATE	COUNTY	BOOK/PAGE	BLM	NMC

Rum Dreams 19	09/05/2001	11/30/2001	496 / 544	11/30/2001	826176

Rum Dreams 20	09/05/2001	11/30/2001	496 / 545	11/30/2001	826177

Rum Dreams 21	09/05/2001	11/30/2001	496 / 546	11/30/2001	826178

Rum Dreams 22	09/05/2001	11/30/2001	496 / 547	11/30/2001	826179

HMT 1	04/14/2000	07/07/2000	479 / 201	07/10/2000	817090
HMT 2	04/14/2000	07/07/2000	479 / 202	07/10/2000	817091
HMT 3	04/14/2000	07/07/2000	479 / 203	07/10/2000	817092
HMT 4	04/14/2000	07/07/2000	479 / 204	07/10/2000	817093
HMT 5	04/14/2000	07/07/2000	479 / 205	07/10/2000	817094
HMT 6	04/14/2000	07/07/2000	479 / 206	07/10/2000	817095
HMT 7	04/14/2000	07/07/2000	479 / 207	07/10/2000	817096
HMT 8	04/14/2000	07/07/2000	479 / 208	07/10/2000	817097
HMT 9	04/14/2000	07/07/2000	479 / 209	07/10/2000	817098
HMT 10	04/14/2000	07/07/2000	479 / 210	07/10/2000	817099

Note 1: All of the above named mining claims are subject to the terms and conditions as set out by the Miller Mining Lease including certain royalty, work, and payment obligations specified therein.

Note 2: Certain of the above named mining claims, specifically the “HMT 1 – 10”, are also subject to a royalty obligation specified under Quitclaim Deed And Royalty Agreement (“QCD”) dated July 1, 2002 between Newmont USA LIMITED, and Bruce W. Miller et al. A copy of said QCD is attached hereto as an Exhibit of the Miller Mining Lease.

PART 1.2 AREA OF INTEREST:

          The Area of Interest shall be the valid portions of the claim area within the exterior boundary of the unpatented mining claims that are subject to the Miller Mining Lease Agreement. The subject claims are further described by Exhibit A PART 1.1 above, and graphically shown on the attached map figure. The attached map is not based on field survey data, and the claim boundary shown thereon is in part interpretive as to the effect of superior rights on the claims, and may be subject to adjustment pending further determination.

0280N 0440E
0280N 0450E
0270N 0440E
0270N 0450E
001
003
004
005
006
019
020
021
022
024
025
027
028
029
030
031
032
033
034
036
502000
503000
504000
505000
506000
507000
508000
4454000
4455000
4456000
4457000
4458000
HMT 1
HMT 2
HMT 3
HMT 4
HMT 5
HMT 6
HMT 7
HMT 8
HMT 9
HMT 10
CMX 101
CMX 102
CMX 103
CMX 104
CMX 105
CMX 106
CMX 107
CMX 108
CMX 109
CMX 110
CMX 111
CMX 112
CMX 113
CMX 114
RDA 35
RDA 36
RDA 37
RDA 69
RDA 500
RUM_Dreams 1
Rum Dreams 2
RUM_Dreams 3
RUM_Dreams 4
RUM_Dreams 5
RUM_Dreams 6
RUM_Dreams 7
RUM_Dreams 8
RUM_Dreams 9
RUM_Dreams 10
RUM_Dreams 11
RUM_Dreams 12
RUM_Dreams 13
RUM_Dreams 14
RUM_Dreams 15
RUM_Dreams 16
RUM_Dreams 17
RUM_Dreams 18
RUM_Dreams 19
RUM_Dreams 20
RUM_Dreams 21
RUM_Dreams 22
RUM_Dreams 200
RUM_Dreams 201
RUM_Dreams 202
RUM_Dreams 203
RUM_Dreams 205
Mill-B 120
Mill-B 121
Mill-B 122
Mill-B 123
Mill-B 124
Mill-B 125
Mill-B 126
Mill-B 127
Mill-B 128
Mill-B 129
Mill-B 130
Mill-B 131
Mill-B 132
Mill-B 133
Mill-B 134
Mill-B 135
Mill-B 136
Mill-B 137
Mill-B 138
Mill-B 139
Mill-B 140
Mill-B 141
Mill-B 142
Mill-B 143
Mill-B 144
Mill-B 145
Mill-B 146
Mill-B 147
Mill-B 148
Mill-B 149
Mill-B 150
Mill-B 151
Mill-B 152
Mill-B 153
Mill-B 154
Mill-B 155
Mill-B 156
Mill-B 157
Mill-B 158
Mill-B 159
Mill-B 160
Mill-B 161
Mill-B 162
Mill-B 163
Mill-B 164
Mill-B 165
Mill-B 166
Mill-B 167
Mill-B 168
Mill-B 170
Mill-B 171
Mill-B 172
Mill-B 173
Mill-B 174
Mill-B 176
Mill-B 184
Mill-B 185
Mill-B 186
Mill-B 187
Mill-B 188
Mill-B 300
Mill-B 301
Mill-B 302
Mill-B 303
Mill-B 304
Mill-B 305
Mill-B 306
Mill-B 307
Mill-B 308
Mill-B 500
Mill-B 501
Mill-B 502
Mill-B 503
Mill-B 504
Mill-B 505
Mill-B 506
Mill-B 507
Mill-B 508
Mill-B 509

Horse Mountain

1:30,000

560 280 0 560 1,120 1,680 2,240
Meters
0 1000 2000 4000
Feet

EXHIBIT A

To
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between

MIRANDA GOLD CORP.

MIRANDA U.S.A., INC.

AND

BARRICK GOLD EXPLORATION INC.

EXHIBIT A PART 1.3

MILLER MINING LEASE

DOC # 0234736
11/29/2004 02:57 PM
OFFICIAL RECORD
Requested By:
THOMAS P ERWIN

Lander County - NV
Idonna M. Trevino - Recorder
Page: 1 Of 6 Fee: 19.00
BK-536 PG-542 RPTT: 0.00

No APN – mining claims
Recorded at the request of
and when recorded return to:
Miranda U.S.A., Inc.
Attention: Ken Cunningham
5900 Philoree Lane
Reno, Nevada 89511

Memorandum of Mining Lease Agreement

This Memorandum of Mining Lease Agreement ("Memorandum") is made and entered into by and between Bruce W. Miller ("Owner"), and Miranda U.S.A., Inc., a Nevada corporation ("Miranda"). Notice is given that Owner and Miranda have entered into a Mining Lease Agreement ("Agreement") in accordance with which Owner has leased to Miranda certain unpatented mining claims situated in Lander County, Nevada, described in Exhibit A attached to and by this reference incorporated in this Memorandum. The primary term of the Agreement is for twenty (20) years.

The addresses of Owner and Miranda for purposes of the Agreement and this Memorandum are:

Bruce W. Miller
PO Box 13062
Reno, Nevada 89507

Miranda U.S.A., Inc.
Attention: Ken Cunningham
5900 Philoree Lane
Reno, Nevada 89511

Dated November 23, 2004.

Bruce W. Miller
Bruce W. Miller

Miranda U.S.A., Inc.

By Ken Cunningham, President

1

0234736 Page: 2 Of 6
BK- 536
PG- 543
11/29/2004

Washoe County )
)ss.
State of Nevada )

This Memorandum of Mining Lease Agreement was acknowledged before me on November 23, 2004, by Bruce W. Miller.

Denise M. Cairns
Notary Public

DENISE M. CAIRNS
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 93-3884-2 - Expires June 21, 2005

Washoe County )
)ss.
State of Nevada )

This Memorandum of Mining Lease Agreement was acknowledged before me on November 23, 2004, by Ken Cunningham, president of Miranda U.S.A., Inc.

Denise M. Cairns
Notary Public

DENISE M. CAIRNS
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 93-3884-2 - Expires June 21, 2005

2

0234736 Page: 3 Of 6
BK- 536
PG- 544
11/29/2004

Exhibit A

Property Description

CLAIM	LOCATION DATE	BOOK/PAGE	BLM SERIAL NO.
CMX 103			760041
CMX 104			760042
CMX 105			760043
CMX 106			760044
CMX 107			760045
Mill-B 129			703206
Mill-B 132			703209
Mill-B 134			703211
Mill-B 135			703212
Mill-B 136			703213
Mill-B 137			703214
Mill-B 138			703215
Mill-B 139			703216
Mill-B 140			703217
Mill-B 141			703218
Mill-B 142			703219
Mill-B 143			703220
Mill-B 144			703221
Mill-B 145			703222
Mill-B 152			703229
Mill-B 153			703230
Mill-B 154			703231
Mill-B 155			703232
Mill-B 156			703233
Mill-B 157			703234
Mill-B 158			703235
Mill-B 159			703236
Mill-B 160			703237
Mill-B 161			703238
Mill-B 162			703239
Mill-B 163			703240
Mill-B 164			702149
Mill-B 165			702150

1

0234736 Page: 4 Of 6
BK 536
PG 545
11/29/2004

Mill-B 166	702151
Mill-B 167	702152
Mill-B 168	702153
Mill-B 169	703241
Mill-B 170	702154
Mill-B 171	703242
Mill-B 172	702155
Mill-B 173	703243
Mill-B 174	702156
Mill-B 176	702157
Mill-B 184	703245
Mill-B 185	703246
Mill-B 186	703247
Mill-B 190	703250
Mill-B 191	703251
Rum Dreams 200	822324
Rum Dreams 201	822325
Rum Dreams 202	822326
Rum Dreams 203	822327
Rum Dreams 204A	822328
Rum Dreams 205	822329
Rum Dreams 1	826158
Rum Dreams 2	826159
Rum Dreams 3	826160
Rum Dreams 4	826161
Rum Dreams 5	826162
Rum Dreams 6	826163
Rum Dreams 7	826164
Rum Dreams 8	826165
Rum Dreams 9	826166
Rum Dreams 10	826167
Rum Dreams 11	826168
Rum Dreams 12	826169
Rum Dreams 13	826170

2

0234736 Page: 5 Of 6
BK- 536
PG- 546
11/29/2004

Rum Dreams 14	826171
Rum Dreams 15	826172
Rum Dreams 16	826173
Rum Dreams 17	826174
Rum Dreams 18	826175
Rum Dreams 19	826176
Rum Dreams 20	826177
Rum Dreams 21	826178
Rum Dreams 22	826179
RDA 35	822319
RDA 36	822320
RDA 37	822321
RDA 69	822322
RDA 500	822323
Mill-B 308	822318
CMX 108	817783
CMX 109	817784
CMX 110	817785
CMX 111	817786
MILL-B 120	703197
MILL-B 121	703198
MILL-B 122	703199
MILL-B 123	703200
MILL-B 124	703201
MILL-B 125	703202
MILL-B 126	703203
MILL-B 127	703204
MILL-B 128	703205
MILL-B 130	703207
MILL-B 131	703208
MILL-B 133	703210
MILL-B 146	703223
MILL-B 147	703224
MILL-B 148	703225
MILL-B 149	703226
MILL-B 150	703227

3

0234736 Page: 6 Of 6
BK 536
PG 547
11/29/2004

MILL-B 151		703228
MILL-B 187		703248
MILL-B 188		703249
MILL-B 300		703252
MILL-B 301		703253
MILL-B 302		703254
MILL-B 303		703255
MILL-B 304		703256
MILL-B 305		703257
MILL-B 306		703258
MILL-B 307		703259
MILL-B 500		703260
MILL-B 501		703261
MILL-B 502		703262
MILL-B 503		703263
MILL-B 504		703264
MILL-B 505		703265
MILL-B 506		703266
MILL-B 507		735516
MILL-B 508		735517
MILL-B 509		735518
CMX 101		725976
CMX 102		725977
CMX 112		733225
CMX 113		733226
CMX 114		733227
HMT 1	479/201	817090
HMT 2	479/202	817091
HMT 3	479/203	817092
HMT 4	479/204	817093
HMT 5	479/205	817094
HMT 6	479/206	817095
HMT 7	479/207	817096
HMT 8	479/208	817097
HMT 9	479/209	817098
HMT 10	479/210	817099

4

KVL copy WGH

Mining Lease Agreement

This Mining Lease Agreement ("Agreement") is made and entered into by and among Bruce W. Miller, a single man ("Owner"), and Miranda U.S.A., Inc., a Nevada corporation ("Miranda").

Recitals

A. Owner owns the unpatented mining claims situated in Lander County, Nevada, which are described in Exhibit A attached to this Agreement.

B. Owner and Miranda desire to formalize an agreement between them concerning the unpatented mining claims.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. **Definitions**. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Effective Date" means the date this Agreement has been executed by all parties.

1.2 "Lease Year" means each one (1) year period beginning on the Effective Date and each succeeding anniversary of the Effective Date.

1.3 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are discovered on the Property after the Effective Date and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date. Minerals shall not include metals, mineral elements or mineral compounds that are mined elsewhere or that are recovered from mineralized material mined elsewhere and placed on the Property for leaching or other processing or otherwise brought to the Property for processing or storage.

1.4 "Minimum Payments" means the payments payable by Miranda to Owner in accordance with Section 5.2.

1.5 "Miranda" means Miranda U.S.A., Inc., a Nevada corporation, and its successors and assigns.

1.6 "Net Smelter Returns" means the net smelter returns from production of Minerals from the Property to be determined and paid in accordance with Exhibit B attached to and by this reference incorporated in this Agreement.

1.7 "Owner" means Bruce W. Miller and his heirs, successors and assigns.

1.8 "Property" means the lands and unpatented mining claims described in Exhibit A of this Agreement and all of Owner's right, title, and interest in the lands and the unpatented mining

65301.000/Mining Lease Agr Miranda 3 112204 1

claims described in and/or hereafter made subject to this Agreement, including all Minerals and mineral rights, including without limitation extralateral rights except as otherwise provided by Section 10.3.

1.9 "Royalty" means the Net Smelter Returns production royalty payable to Owner in accordance with Section 5.3.

2. Relationship of the Parties.

2.1 Limitation. Only the express duties and obligations described in this Agreement are binding on the parties, and the parties shall have no implied duties or obligations, except the implied duty of good faith and fair dealing.

2.2 No Partnership. This Agreement shall not be deemed to constitute any party as the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose.

2.3 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property, or outside the scope of this Agreement as provided by Section 14, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, money, property or right offered to it outside the scope of this Agreement.

3. Grant of Exploration Privilege and Lease.

3.1 Grant of Exploration Privilege. Owner grants to Miranda the right and privilege to enter on the Property for the purposes of exploration and prospecting for any and all Minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface of and water located on the Property as may be reasonably needed for such purposes.

3.2 Lease. Owner leases exclusively to Miranda the Property for the purposes of development, mining, production, removal and sale of all Minerals.

3.3 Uses. To the extent Owner may grant the right, authority and privilege, Miranda is granted the right to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, refining and shipping of Minerals or for any activities, whether or not presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or

65301.000/Mining Lease Agr Miranda 3 112204

2

geothermal or energy resources, or for any purpose incidental to any of the rights or privileges of Miranda under this Agreement.

3.4 Water Rights. Owner leases to Miranda all of Owner's water rights appurtenant to the Property. Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Miranda shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Miranda in its operations on the Property. On termination of this Agreement, Miranda shall assign, convey and transfer to Owner all water rights appurtenant to the Property which are applied for or acquired by Miranda during the term of this Agreement for use exclusively in connection with the Property.

4. Term. The primary term of this Agreement shall be for twenty (20) years more or less beginning on the Effective Date and ending on the twentieth (20th) anniversary of the Effective Date, unless sooner terminated by Owner or Miranda as provided in this Agreement. Provided Miranda is not in default of its obligations under this Agreement, Miranda shall have the right to extend the term of this Agreement from year to year beyond the primary term by making the minimum payment required by Section 5.1 on or before the anniversary of the Effective Date in 2024 and each anniversary of the Effective Date thereafter in order to extend the term of this Agreement for the following Lease Year. All of the covenants and conditions of this Agreement shall apply to the extended term of this Agreement.

5. Payments. Subject to the expiration or prior termination of this Agreement, Miranda shall make the following payments to Owner:

5.1 Bonus and Fees Reimbursement Payments.

5.1.1 Bonus Payment. On Owner's execution and delivery of this Agreement, Miranda shall pay Owner Thirty Thousand Dollars ($30,000) in cash, as a bonus payment, which payment shall be nonrefundable.

5.1.2 Fees Reimbursement Payment. On Owner's execution and delivery of this Agreement, in addition to the bonus payment prescribed in Section 5.1.1, Miranda shall pay to Owner the sum of $18,560.50 as reimbursement to Owner of Owner's payment of the Federal annual mining claim maintenance fees and county fees for recording of the notice of intent to hold for the assessment year 2004 to 2005. The parties acknowledge that Owner intends to locate as many as forty-four (44) additional unpatented mining claims which shall constitute part of the Property, provided that Owner completes the location, monumentation, filing and recording requirements within ninety (90) days after the Effective Date. On Owner's delivery to Miranda of satisfactory evidence that the additional unpatented mining claims have been located, properly filed with BLM and recorded in the Office of the Lander County Recorder, Miranda shall promptly pay to Owner the amount paid by Owner for the BLM administrative, filing and mining claim fees and the fees of the Lander County Recorder for recording of the certificates of location and mining claim maps for the additional unpatented mining claims. Miranda's payments in accordance with this Section shall be nonrefundable.

65301.000/Mining Lease Agr Miranda 3 112204

3

5.2 Minimum Payments.

5.2.1 Amount. On or before the dates described below Miranda shall pay to Owner the payments described below which shall constitute advance payments of the Royalty.

Date	**Amount**
First anniversary of Effective Date	$ 30,000.00
Second anniversary of Effective Date	$ 30,000.00
Third anniversary of Effective Date	$ 40,000.00
Fourth anniversary of Effective Date	$ 40,000.00
Fifth anniversary of Effective Date	$ 50,000.00
Sixth anniversary of Effective Date	$ 50,000.00
Seventh anniversary of Effective Date	$ 70,000.00
Eighth anniversary of Effective Date	$ 80,000.00
Ninth anniversary of Effective Date and each following anniversary of the Effective Date during the term and extended term of this Agreement	$100,000.00

Miranda shall have no duty to make any payment described above that becomes due after the termination of this Agreement.

5.2.2 Minimum Payment Adjustment. The annual minimum payment required by Section 5.2.1 shall be adjusted every five (5) years for inflation beginning with the Lease Year commencing immediately following the tenth (10th) anniversary of the Effective Date so that the actual amount of such payment shall bear the same proportion to said specified amount as the Consumer Price Index for the quarter preceding such adjustment bears to the Consumer Price Index for April of such Lease Year; provided that the amount of such payment shall never be less than the amount specified in Section 5.2.1. The Consumer Price Index in effect on the tenth (10th) anniversary of the Effective Date shall be the base index for subsequent adjustment. The Consumer Price Index shall mean the average for "all items" shown on the "United States city average for urban wage earners and clerical workers, all items, groups, subgroups and special groups of items" promulgated by the Bureau of Labor Statistics of the United States Department of Labor. In the event such Consumer Price Index or a successor or substitute index is not available, a reliable governmental index shall be used in lieu of such Consumer Price Index.

5.3 Minerals Production Royalty. Miranda shall pay to Owner the Royalty described in this Section 5.3. Payments of the Royalty shall be determined at the end of each calendar quarter after the Effective Date. The Royalty shall be determined quarterly on the basis such that payments will be determined as of and payable within thirty (30) days after the last day of each calendar quarter during which Miranda receives any Net Smelter Returns or any revenues for the mining, sale, or shipment of any Minerals, ore or Minerals products. Within thirty (30) days after the last day of each calendar quarter, Miranda shall deliver to Owner a summary of Miranda's mining or production of any Minerals, ore or Minerals products. Miranda shall have no obligation to account to Owner, and Owner shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Miranda or any of its affiliates concerning any Minerals, ore or Minerals products. Miranda shall have no obligation to

65301.000/Mining Lease Agr Miranda 3 112204

4

Owner to complete or perform any futures contracts, forward sales, hedging or any other mark agreement which Miranda or any of its affiliates may hold concerning Minerals, ore or Min products. The Royalty percentage rate shall be three and one-half percent (3.5%) of the Net Sn Returns, except that, the Royalty percentage rate shall be two and one-half percent (2.5%) of th Smelter Returns for the production of Minerals, ore or Minerals products produced from the HN 10 unpatented mining claims which are subject to the Quitclaim Deed and Royalty Agree between Newmont USA Limited, doing business as Newmont Mining Corporation, a Dela corporation, and Bruce W. Miller and Charles D. Clifton dated effective July 1, 2002, a cop which is attached to this Agreement as Exhibit E unless Owner acquires the royalty interest grant under the Quitclaim Deed and Royalty Agreement in which case the Royalty percentage rat applicable to the HMT claims shall also be three and one-half percent (3.5%) of the Net Smelter Returns.

5.4 Stock Warrants. Miranda shall cause the issuance or delivery to Owner of warrants (the "Warrants") for the purchase of 25,000 shares of the stock of Miranda Gold Corp, a British Columbia corporation.

One whole Warrant will entitle the holder, on exercise, to purchase one Warrant Share at the price of $.70 Canadian during the 24- month exercise period of the Warrant. The right to purchase a Warrant Share under a Warrant may be exercised at any time until the close of business on the day which is 24 months from the date of issue of the Warrant.

"Warrant Share" means a previously unissued common share in the capital of Miranda Gold Corp ("Miranda Gold"), as presently constituted, which will be issued on exercise of the Warrants.

The Warrant issuance provided for in this Section 5.4 shall be subject to the prior approval of the TSX Venture Exchange (the "Exchange"), if necessary, based on the submission of engineering data satisfactory to the Exchange, which Miranda Gold undertakes to use its best efforts to file within a reasonable period of time so as to obtain the necessary approval by earliest possible date. Notwithstanding any other provision of this agreement, so long as Miranda Gold has filed the engineering data with the Exchange within a reasonable time after receiving same, the time for making any Warrant issuance referred to in this Section 5.4 shall be extended, where necessary, to the day that is five business days following the receipt by Miranda Gold of the necessary Exchange approval.

Owner acknowledges that the Warrant and Warrant Shares to be issued pursuant to this Section 5.4 may be issued pursuant to available exemptions under the Securities Act (British Columbia), the requirements of which may be subject to change. Neither Miranda nor Miranda Gold Corp makes any representation as to any resale restrictions which may be imposed with respect to such Warrant or Warrant Shares from time to time.

The warrants and the shares shall be subject to the requirements of all applicable Canadian, United States, provincial and state laws and regulations and the rules of each exchange or trading association on which the shares are listed for trading or are traded. Owner acknowledges that the shares have not been registered under any United States or state securities laws, and that the warrants and the shares may not be offered or sold in the United States unless subsequently registered under all applicable United States and state securities laws or unless exemptions from registration

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requirements are available for the transaction, as established to the satisfaction of Miranda Gold Corp, by opinion of counsel or otherwise.

5.5 Method of Payment. All payments made by Miranda to Owner shall be paid by wire transfer of the total amount due directly to the account of Bruce W. Miller described in this Section 5.4. The account of Bruce W. Miller is:

c/o Pacific Minerals Management
Bank of America
Reno University Branch
700 North Virginia Street
Reno, Nevada 89501
Electronic Routing No. 122400724
Account No. 091850235

5.6 Payment Credits. The bonus payment and the Minimum Payments paid by Miranda to Owner shall be credited cumulatively to Miranda's account and against Miranda's Royalty payment obligations. In no event shall Miranda pay to Owner in any Lease Year an amount less than the Minimum Payment payable for such Lease Year.

5.7 Audit. At Owner's expense, Owner or its authorized agents shall have a right to audit and inspect Miranda's accounts and records used in calculating the Royalty payments, which right may be exercised as to each payment at any reasonable time during the calendar year after the calendar year during which the payment is made by Miranda. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct. If on Owner's audit it is determined that Miranda has underpaid any Royalty payment by more than three percent (3%), Miranda shall pay the Royalty payment in full and shall reimburse Owner for all of Owner's audit costs.

6. Work Commitment. As work commitment, during the first two Lease Years Miranda shall drill not less than 3,000 linear feet. During each Lease Year beginning on the second anniversary of the Effective Date through and including the fifth Lease Year, Miranda shall drill not less than 1,500 linear feet of exploration drilling on the Property. Miranda's performance of its work commitment is a condition precedent to the continued effectiveness of this Agreement after the second anniversary of the Effective Date and each subsequent anniversary of the Effective Date until the fifth anniversary of the Effective Date, provided, however, that if Miranda has not completed drilling of 3,000 linear feet on or before the second anniversary of the Effective Date or drilling of 1,500 linear feet on or before each subsequent anniversary of the Effective Date until the fifth anniversary, Miranda shall have the right to pay to Owner in lieu of performance of the drilling work commitment the sum of $12 multiplied by the difference between 3,000 linear feet or 1,500 linear feet, as applicable, and the actual number of linear feet which Miranda drills on or before the applicable anniversary of the Effective Date. In such case, Miranda shall pay the sum to Owner within thirty (30) days following the applicable anniversary of the Effective Date. Any exploration drilling in excess of the minimum requirement in any Lease Year shall be carried forward and credited in Miranda's favor against its exploration drilling commitment for succeeding Lease Years. Miranda's failure to complete its exploration drilling obligation shall constitute a material breach of and default under this Agreement. If Miranda's performance of its drilling work commitment in any Lease Year

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is deferred as a result of the occurrence and continuation of the force majeure event, Miranda shall be obligated to perform the deferred drilling work commitment on or before the next anniversary of the Effective Date succeeding termination of the force majeure event. In such case, Miranda shall have the right to pay to Owner in lieu of performance of the deferred drilling work commitment the sum of $12 multiplied by the difference between the linear feet of the deferred drilling work commitment and the actual number of linear feet of such deferred drilling work commitment which Miranda drills on or before the next anniversary of the Effective Date.

7. Compliance With The Law. All of Miranda's activities and operations during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and of the United States of America. Miranda shall be fully responsible for compliance with all applicable Federal, state and local hazardous waste (as defined by any law, regulation or ordinance) and reclamation statutes, regulations and ordinances relating to such work, all at Miranda's cost, and Miranda shall defend, indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Miranda's failure to perform the foregoing obligations. Owner agrees to cooperate with Miranda in Miranda's applications for governmental licenses, permits, authorizations, consents, and approvals, the costs of which shall be borne by Miranda.

8. Mining Practices.

8.1 Mining Practices. Miranda shall work the Property in a miner-like fashion and shall timely apply for and diligently pursue the issuance of all licenses, permits, authorizations, consents and approvals required for the exploration, development or operation of the Property.

8.2 Inspection of Data. During the term of this Agreement and at Owner's expense, Owner, and Owner's agents and representatives, shall have the right to examine and copy, at Owner's expense, factual data regarding the Property and the production of Minerals and Minerals products from the Property in Miranda's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine and copy such data shall be exercised in a manner that does not unreasonably delay, hinder or interfere with Miranda's operations. Miranda shall maintain all data and information which Owner is entitled to examine, inspect or copy in accordance with any provision of this Agreement at the mine office on or near the Property or at an office of Miranda in Nevada.

8.3 Measurements; Analysis. Miranda shall measure Minerals ore and grade and take and analyze samples in accordance with mining industry practices and standards. Miranda will make available to Owner at Owner's cost splits of samples taken and retained by Miranda. If Miranda does not routinely prepare sample splits, upon request by Owner made in advance of sampling, Miranda will make such splits and make them available to Owner, all at Owner's cost. Miranda shall keep accurate records as a basis for computing Royalty payments. Miranda's samples and records shall be available for inspection and copying, respectively, by Owner and Owner's agents and representatives, at Owner's expense, at reasonable times and intervals subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

8.4 Reports. Annually, and within sixty (60) days after the termination of this Agreement, Miranda shall deliver to Owner a report which describes: (a) all of Miranda's activities,

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operations and expenditures on, in or relating to the Property during the reporting period; (b) all geologic and mineable ore reserves existing at the end of the reporting period and not previously furnished; and (c) Miranda's proposed activities for exploration for, development of or mining of Minerals for the next annual period and the estimated costs of the same. Miranda's obligation shall apply to Miranda's stockpiling of Minerals ore or other material mined from the Property and shall survive exercise of the Transfer Option.

8.5 Disposal of Drill Core and Samples. Miranda shall not dispose of drill core, chip trays and other samples, including duplicates and pulps, taken from the Property (except those portions consumed in assaying, metallurgical testing or specific geologic studies) without delivering to Owner thirty (30) days advance notice of Miranda's intention to dispose of such drill core, chip trays or other samples, including duplicates and pulps. Owner shall have the right, but not the obligation, to elect to request that Miranda deliver all or any part of the drill core, chip trays or other samples, including duplicates or pulps, to Owner. Owner shall bear the expense of delivery of the drill core and samples, including duplicates and pulps.

9. Minerals Production Records. Miranda shall keep accurate records of Miranda's operations on or relating to the Property, including without limitation the production of Minerals and of the sale or shipment of Minerals and Minerals products from the Property. Miranda's records shall be available for inspection and copying by Owner and Owner's agents and representatives, at Owner's expense at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

10. Consolidation of Operations.

10.1 Cross Mining. Miranda is granted the right to mine and remove Minerals, Minerals products, ore and materials from the Property or from adjoining or nearby lands owned or controlled by Miranda ("other lands") through or by means of shafts, openings or pits which may be in or upon the Property or other lands. Miranda shall have the right to treat or process in any manner any Minerals, Minerals products, ore or materials mined from the Property or any minerals, ore, products or material mined from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Property or on other lands and, as between Miranda and Owner, Miranda shall have no obligation to remove such waste from the Property nor to return to the Property any waste resulting from the processing of Minerals, Minerals products, ore or materials excavated from the Property unless Miranda is obligated under contract to a third person to return such waste to other lands. If Miranda is so obligated, Miranda shall indemnify Owner against all loss, cost, expense, damage, liability or claim therefore arising from Miranda's breach of any such obligation to any such third person.

10.2 Boundary Areas. Owner waives all requirements that Miranda maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Miranda or any other person.

10.3 Vertical Sidelines. Owner and Miranda agree that the boundaries of the Property shall be defined by intersecting vertical planes drawn through the exterior boundaries of the Property and each of Owner and Miranda waives any extralateral rights in any veins, lodes or ledges, the top

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or apexes of which lie inside the surface boundaries of the lode mining claims comprising such party's respective group of mining claims, to the extent such veins, lodes or ledges extend downward outside the vertical sidelines of such surface boundaries. The foregoing agreement and waiver shall not apply to lode mining claims owned by third parties which abut or are near the exterior boundaries of parties' respective mining claim groups unless the third party owner of such mining claim executes and delivers a written agreement and waiver on the terms provided in this Section. The foregoing agreement and waiver shall be null and void as to extralateral rights appurtenant to such lode mining claims comprising the Property as abut or are near the lode mining claims with respect to which the owner of such abutting or nearby lode mining claims has not agreed to vertical boundaries and to waive extralateral rights extending into the Property. The parties acknowledge that Owner owns lode mining claims ("other claims") in the vicinity of but outside the boundaries of the Property. Owner as owner of the Property and as owner of such other claims agrees that the Property shall have vertical sidelines insofar as extralateral rights appurtenant to both the Property and such other claims are concerned and Owner waives extralateral rights with respect to the Property and with respect to such other claims insofar and only insofar as is necessary to effectuate such vertical sidelines for the property.

11. Stockpiling and Waste. Miranda shall have the right to stockpile on the Property any Minerals or other materials mined or produced from the Property and any minerals, ore, product or materials mined or produced from other lands at such place or places as Miranda elects, without the obligation to relocate or remove them from where stockpiled. Miranda shall have the right to stockpile or place Minerals, other materials or tailings mined or produced from the Property on other lands provided that Miranda first obtains from the owner of any such other lands a written instrument, in form reasonably acceptable to Owner, which recognizes Owner's prior and superior Royalty rights in the Minerals, other materials and tailings stockpiled or placed on the other lands. If Miranda proposes to use the Property for the benefit of other lands or to stockpile or place Minerals, other materials or tailings mined from the Property, or minerals, ore, waste or tailings mined or produced from other lands on the Property, Miranda shall first determine in accordance with reasonable mining industry practices and standards (including by condemnation drilling) that such use, stockpiling or placement on the Property shall not unreasonably hinder, interfere with or prevent development or production of Minerals from, on or under the proposed use, stockpiling or placement site on the Property. Miranda shall report its stockpiling activities in accordance with Section 8.4.

12. Mixing. Miranda shall have the right to commingle Minerals and other materials from the Property with materials of similar composition from other lands ("Other Property Materials"), provided that Miranda and Owner first agree to a comprehensive commingling plan which the parties shall negotiate in good faith. The commingling plan must assure that the calculation of the Royalty payable for commingled Minerals is accurate and complete. Miranda shall deliver to Owner not less than four (4) days advance notice of Miranda's intention to commingle Minerals and other materials from the Property and Other Property Materials. Miranda shall also deliver to Owner notice reasonably in advance of Miranda's intention to materially change an implemented commingling plan. Miranda shall deliver to Owner Miranda's proposed commingling plan or material change to an implemented commingling plan. Owner shall have the right to review and object to any part of such proposed commingling plan or material change that does not conform to reasonable mining industry practices and standards. If the parties are unable to agree on a commingling plan or material change within sixty (60) days after Miranda has delivered its proposed commingling plan or material change to Owner, either party may initiate binding arbitration in accordance with the provisions of Section

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41 to determine the procedures to be used. In any event, the commingling plan as amended from time to time shall provide that during commingling: (a) Minerals and other materials produced from the Property and Other Property Materials shall be measured and sampled by Miranda in accordance with sound mining and metallurgical practice; (b) representative samples of Minerals and other materials mined from the Property and Other Property Materials shall be retained by Miranda, and assays of these samples shall be made before commingling to determine the metal content of the Minerals and other materials mined from the Property and Other Property Materials; (c) Miranda shall maintain duplicate samples; (d) Owner shall have the right to inspect and observe Miranda's commingling procedures and to obtain and assay Miranda's duplicate samples; and (e) Miranda shall keep comprehensive and detailed records of the measurements, samples and assays of metal content of the Minerals and other materials mined from the Property and Other Property Materials.

13. Treatment. Miranda shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Minerals and materials mined or produced from the Property. The tailings and residue from such treatment may be deposited on the Property or on other lands. At Owner's election exercised within ninety (90) days after the date on which this Agreement has expired or has been terminated by Miranda as to all of the Property, any of the tailings or residue remaining on the Property upon the date of such expiration or termination shall be deemed abandoned by Miranda and shall become the property of Owner; provided that if Owner does not timely exercise such election, such tailings and residue shall remain Miranda's property and Miranda shall have such rights of ingress to and egress from and entry upon the Property as are reasonably necessary or convenient to carryout the reworking of such tailings or residue and such reclamation and monitoring thereof as may be required by law or by agreement with any governmental entity. If Miranda processes or treats tailings or residues derived from Minerals, Minerals products, ore and other materials mined from the Property, Miranda shall pay to Owner the Royalty on all Minerals and Minerals products recovered from such tailings or residues. Miranda's obligations under this Section shall survive termination of this Agreement and closing of the Transfer Option provided in Section 42.

14. Scope of Agreement. This Agreement shall extend to and include all of the unpatented mining claims described in Exhibit A and as many as forty-four (44) additional unpatented mining claims located by Owner as described in Section 5.1.2 and all amendments and relocations of such unpatented mining claims. If either party locates any unpatented mining claims on or in the lands which are within the exterior boundaries of the unpatented mining claims described in Exhibit A or the additional unpatented mining claims located by Owner in accordance with Section 5.1.2, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such unpatented mining claims are made part of the Property and subject to this Agreement. All unpatented mining claims located in accordance with this Section shall be located in Owner's name.

15. Assessment Work and Patent Application.

15.1 Assessment Work. Beginning with the annual assessment work period of September 1, 2005, to September 1, 2006, and for each annual assessment work year commencing during the term of this Agreement, Miranda shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all applicable Federal, state and local laws, regulations and ordinances, and shall prepare evidence of the same in form proper for recordation and filing, and

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shall timely record and/or file such evidence in the appropriate Federal, state and local office as required by applicable Federal, state and local laws, regulations and ordinances, provided that if Miranda elects to terminate this Agreement more than ninety (90) days before the applicable deadline for performance of annual assessment work, it shall have no further obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same with respect to that year for any or all of the unpatented mining claims. Owner acknowledges that there is no assessment work requirement as of the Effective Date. If, under applicable Federal, state or local laws and regulations, annual mining claim maintenance, rental or other fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work year of September 1, 2005, to September 1, 2006, Miranda shall timely and properly pay the annual mining claim maintenance, rental or other fees, and shall execute and record or file, as applicable, proof of payment of the annual mining claim maintenance, rental or other fees and of Owner's intention to hold the Property, provided that if Miranda elects to terminate this Agreement more than ninety (90) days before the applicable deadline for payment of the Federal annual mining claim maintenance, rental or other fees for any assessment year, and shall have no further obligation to pay the fees and record or file proof of payment of the fees with respect to the following assessment year for any or all of the unpatented mining claims comprising the Property.

15.2 Patent Application. Miranda may, at its expense, seek to patent, in Owner's name (or in Miranda's name in respect of any part of the Property subject to the Transfer Option, if exercised), any or all of the unpatented mining claims that are part of the Property. Owner pledges full cooperation to Miranda in executing any documents necessary to accomplish patenting if so desired by Miranda. If Miranda begins patent proceedings and Miranda desires to discontinue them, or if this Agreement is terminated while patent proceedings are pending, Miranda shall have no further obligation with respect to the patent proceedings, except to pay any unpaid expenses accrued in such proceedings before its request to discontinue, or before termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, under no circumstances shall Miranda be liable for any claims, losses or damages resulting from such cancellation. All patents shall be part of the Property and the parties will promptly after issuance of each patent execute and deliver an addendum to this Agreement and a memorandum of this Agreement to such effect.

15.3 Amendment of Mining Laws.

15.3.1 Effect on Title. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and may be, considered by the United States Congress and the United States Senate. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the termination or conversion of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Miranda shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property except as expressly provided in this Agreement.

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15.3.2 **Rights on Conversion.** If, pursuant to any amendment or supersession of the mining laws, Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Owner may, in Owner's discretion, elect to exercise such right of conversion in Owner's name. Miranda shall bear the cost of the application for such conversion, and Miranda shall during the term of this Agreement pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

16. Liens and Notices of Non-Responsibility. Miranda agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance; except that Miranda need not discharge or release any such lien, charge or encumbrance so long as Miranda disputes or contests the lien, claim or encumbrance. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Miranda in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located.

17. Taxes.

17.1 **Real Property Taxes.** Owner shall pay any and all taxes assessed against the Property before execution of this Agreement. Miranda shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement, except those which are assessed or imposed against or levied on Owner's share of production of Minerals, Minerals products, ore or any payments to Owner under this Agreement. All taxes which Miranda is obligated to pay for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Miranda, except that neither Owner nor Miranda shall be responsible for the payment of any taxes which are based upon income, proceeds, production or revenues from the Property assessed solely to the other party. Miranda always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Owner, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Miranda shall upon request furnish to Owner copies of receipts or proof of payment for all such taxes and assessments when paid.

17.2 **Personal Property Taxes.** Each party shall pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

17.3 **Income Taxes.** Miranda shall not be liable for any taxes levied on or measured by Owner's income or proceeds, or other taxes applicable to Owner, based upon payments from Miranda to Owner under this Agreement or based upon the production of Minerals, Minerals products or ore from the Property. Each of Owner and Miranda shall pay the net proceeds of mines taxes assessed

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against such party's respective share of production of Minerals, Minerals products or ore from the Property.

17.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are Miranda's responsibility, Owner shall promptly forward them to Miranda for appropriate action.

18. Indemnity and Insurance.

18.1 Indemnity. Miranda shall defend, indemnify and hold harmless Owner, its heirs, personal representatives, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to (a) Miranda's occupation, ownership and use of the Property, or its operations on or in the Property; (b) the use and reclamation of the access and drill road constructed on the Property by Pathfinder Minerals; or (c) conditions existing on the Property before the Effective Date, provided that such claims, actions or damages under this subsection (c) are first asserted after the fourth anniversary of the Effective Date and before the expiration or termination of this Agreement. Miranda's defense, indemnification and hold harmless obligations shall extend to and include any and all claims, actions or damages arising from or relating to Federal, state or local laws, regulations or ordinances concerning the preservation of the environment or reclamation of the Property, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and Miranda's obligations shall survive termination of this Agreement.

18.2 Insurance. Miranda shall, at Miranda's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Three Million Dollars ($3,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring Miranda's performance of Miranda's indemnity obligations of this Agreement

18.3 Form and Certificates. The policy of insurance required to be carried by Miranda pursuant to this Section 18 shall be with a company approved by Owner and shall have a Best's Insurance Rating of at least A-IX. Such policy shall name Owner as additional insured and contain a cross-liability and severability endorsement. Miranda's insurance policy shall also be primary insurance, without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of Miranda's insurance policy shall be provided to Owner before any entry by Miranda or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

18.3.1 Waiver of Subrogation. Owner and Miranda each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Miranda and in force at the time of such loss or damage.

18.3.2 Waiver and Indemnification. Except as otherwise provided by this Agreement, Owner shall not be liable to Miranda and Miranda waives all claims against Owner for

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any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or to Miranda's business conducted on the Property. Miranda shall defend, indemnify and hold harmless Owner's members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Miranda or Miranda's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Miranda in the performance of any obligation on the part of Miranda to be performed under the terms of this Agreement (all of the foregoing collectively referred to as "General Indemnity Claims"), excluding, however, from General Indemnity Claims the negligence of Owner. Miranda agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of Miranda contained in this Paragraph shall survive the expiration of the term or sooner termination of this Agreement.

19. Inspection. At Owner's expense and on Owner's advance request and notice to Miranda, Owner or Owner's agents and representatives shall be permitted to enter on the Property and Miranda's facilities, improvements or workings, whether on or off the Property, utilized by Miranda in the exploration for, development, mining or processing of Minerals, ore or Minerals products at reasonable times and intervals for the purpose of inspection, including monitoring compliance with an implemented commingling plan, but they shall enter on the Property at their own risk and in such a manner as not unreasonably to delay, hinder, or interfere with the operations of Miranda. On Owner's advance request and notice to Miranda, Owner shall have the right at reasonable times and intervals, but not more frequently than quarterly, to take reasonable hand samples of material from the Property at Owner's cost and expense; provided such sampling is coordinated with Miranda's mining and other operations and is conducted in such a manner as not unreasonably to delay, hinder or interfere with the operations of Miranda. Owner shall defend, indemnify and hold harmless Miranda from any loss or injury to Owner or Owner's agents or representatives arising from any such inspection or sampling and shall comply with Miranda's safety regulations.

20. Title Information and Data. On execution of this Agreement, Owner shall promptly obtain and deliver to Miranda copies of all title abstracts, title documents, opinions and reports affecting the Property which Owner has in its possession on the Effective Date, including without limitation certificates of location, affidavits, receipts and copies of any plats and field notes of surveys of the Property. Owner agrees to deliver to Miranda copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession and not previously delivered by Owner to Miranda. Miranda shall pay or reimburse Owner for all reasonable costs incurred in making and delivering the copies.

21. Representation of Title. Regarding the unpatented mining claims which constitute all or a portion of the Property, Owner represents, to Owner's best knowledge, that: (a) the claims were properly located in accordance with applicable Federal and state laws and regulations; (b) Owner has good title to the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (c) the claims are free and clear of all liens, claims and encumbrances except as otherwise provided in this Agreement, and (d) there are no material adverse claim locations affecting the Property. Owner has disclosed to Miranda and Miranda acknowledges and accepts that Owner's title to the HMT 1-10 unpatented mining claims is subject to the production royalty reserved to Newmont Mining Corporation. Owner makes no representation or warranty concerning (x) the

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discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property, or (y) the existence of minor conflicts with mining claims along the exterior boundaries of the Property or with patented lands interior to the boundaries of the Property.

22. Remedies for Defects in Title. If Owner owns an interest in the Property which is less than the entire interest, except such lesser interests as are described in this Agreement, at Miranda's cost and risk Miranda may seek to acquire any interest not owned by Owner. Owner shall cooperate with Miranda in Miranda's efforts to acquire any interest not owned by Owner. If Owner does not pay when due liens, mortgages or rents due and payable by Owner to any third party in respect of the Property, Miranda shall have the right, but shall not be obligated, to pay such liens, mortgages or rents, and, if it does so, Miranda shall have the right to credit and offset against subsequent payments due to Owner under this Agreement the amount of any such liens, mortgages or rents paid by Miranda. If Owner owns an undivided interest in the Property which is less than the entire undivided interest in the Property, the Royalty payments, but not the Minimum Payments, shall be reduced proportionately in accordance with the extent and nature of Owner's interest in the part of the Property from which Miranda produces Minerals, Minerals products or ore in respect of which the Royalty is payable. The Royalty payments shall not be reduced in respect of Miranda's production of Minerals, Minerals products or ore from any part of the Property in which Owner owns the entire and undivided interest in such part of the Property.

23. Amendment and Relocation of Claims. On not less than twenty (20) days advance notice to Owner, Miranda shall have the right to amend or relocate as unpatented lode mining claims in the name of Owner any of the unpatented mining claims subject to this Agreement which Miranda deems advisable to so amend or relocate, provided that Miranda shall preserve and protect Owner's Royalty interest in any such amended or relocated claims. All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

24. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

24.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, Federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

24.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

24.3 Authority. That it has the full right, title and authority to enter into this Agreement and to perform its obligations, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

24.4 Commissions; Finder's Fees. That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker's commission or finder's fee upon the execution and consummation of this

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Agreement.

24.5 Performance of Obligations. That it shall have performed, satisfied and complied with all covenants, agreements and conditions required by it on or before the Effective Date.

24.6 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

25. Owner's Covenants, Representations and Warranties. Owner covenants, represents and warrants as follows:

25.1 Noninterference. Owner acknowledges that the rights granted to Miranda under this Agreement are exclusive to Miranda, and Owner covenants that Owner will not enter into any agreement, contract, lease, option or other instrument for the grant to any other party of any rights to explore for, develop or mine any Minerals on the Property.

25.2 Non-Foreign Status. Owner is not a "foreign person" as defined under §1445(f) of the Internal Revenue Code. At Miranda's request Owner shall furnish Miranda an affidavit confirming its non-foreign status in such form as is reasonably required by Miranda.

26. Termination by Owner. In the event of any default or failure by Miranda to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be entitled to give Miranda written notice of the default, specifying details of the same. If such default is Miranda's failure timely to make any payment of money payable by Miranda to Owner under this Agreement and such default is not remedied within ten (10) days after Owner's delivery of the notice of such default, or, with respect to any other default, such default is not remedied within thirty (30) days after Owner's delivery of the notice of such default, provided the same can reasonably be done within that time, or, if not, if Miranda has not within that time commenced action to cure the default or does not after such commencement diligently prosecute such action to completion, or, if Miranda does not institute arbitration proceedings pursuant to Section 41 seeking a determination of the alleged default and thereafter diligently prosecute such proceeding to completion and cure or commence to cure, within 30 days after such proceeding becomes final, any default determined thereby to exist, Owner may terminate this Agreement by delivering notice to Miranda of Owner's termination of this Agreement. If there is disagreement between Owner and Miranda as to the total amount of any payment payable by Miranda to Owner, but no disagreement as to some part of such payment, Miranda shall pay the amount that is not in dispute. Such partial payment by Miranda shall not constitute a waiver by Miranda of its objection to the remainder of the amount demanded by Owner and acceptance by Owner of such partial payment shall not constitute a waiver by Owner of its unsatisfied demand.

27. Surrender and Termination by Miranda. Miranda may at any time terminate this Agreement by giving written notice to Owner. If Miranda elects to terminate this Agreement, it must terminate this Agreement in respect of all interests, lands, patented and unpatented mining claims and property rights that are part of the Property. Miranda may not partially terminate this Agreement or surrender part, but not all, of the Property. On or promptly after delivery of the notice of termination, Miranda shall deliver to Owner a written release and reconveyance of this Agreement in proper form for recording.

65301.000/Mining Lease Agr Miranda 3 112204

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28. Entry After Termination. In addition to the rights granted under Section 13, Miranda shall have one hundred and twenty (120) days after termination of this Agreement to remove from the Property all buildings, structures, and equipment placed or constructed thereon by Miranda. If this Agreement is terminated, Miranda shall immediately commence and diligently perform all obligations (including reclamation) and work commitments, and shall pay all payments payable by Miranda to Owner under this Agreement, which have accrued on or before the termination date. At Owner's request, Miranda will remove all foundations, footings and permanent improvements placed or constructed by Miranda on the Property and close adits, mine openings and shafts constructed by Miranda, provided that Miranda shall not be obligated to backfill or refill open pits or other mine openings, except as required to prevent public access to the latter.

29. Data. Upon termination of this Agreement, Miranda shall: (a) deliver to Owner all data regarding the Property in Miranda's possession at the time of termination which have before termination not been delivered to Owner; (b) return to Owner all data, information, samples and other materials which Owner has delivered to Miranda concerning the Property; (c) at Owner's written request, deliver to Owner all drill core, chip trays and other samples, including duplicates and pulps, taken from the Property (except those portions consumed in assaying, metallurgical testing or specific geologic studies); and (d) deliver to Owner a report which describes in reasonable detail the location and quantity of ore and Minerals in Miranda's stockpiles, heap leach pads and metallurgical inventory on or off the Property. Miranda shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information.

30. Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Owner or Miranda by virtue of this Agreement, shall be deemed confidential and shall not be disclosed by any party to outside third parties except: (a) as may be required to publicly record or protect title to the Property; (b) to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party or the parent or affiliates of any party, is listed; (c) as may be required by a party for a party's business or for Owner's estate planning purposes; or (d) as may be required for a sale or transfer of all or any part of a party's interest in the Property or under this Agreement. Each of Owner and Miranda may publicly announce the parties' execution of this Agreement. Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Miranda of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Miranda to jointly or simultaneously make a similar public announcement or disclosure if Miranda so desires. Nothing in this Agreement shall limit or restrict the right of Miranda to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Miranda by virtue of this Agreement.

31. Force Majeure. Performance of the respective obligations of either party, except Miranda's obligation timely to make any payment payable by Miranda to Owner under this Agreement or to make any payment of money necessary to maintain title to the Property, shall be suspended and the time for performance thereof extended during the continuance of any event of force majeure that prevents such performance or that would render further performance of such obligation imprudent.

65301.000/Mining Lease Agr Miranda 3 112204 17

The term "force majeure" as used herein means acts of God; strikes, lockouts or other industrial disturbances; acts of public enemy; blockades, wars, insurrections or riots; epidemics; landslides, earthquakes, fires, storms, floods or washouts; arrests, title disputes; injunctions or restraining orders; governmental restraints or inability to obtain governmental approvals or permits, either federal or state, civil or military upon reasonably acceptable terms; civil disturbances; explosions; inability to obtain materials, supplies or labor, including inability to obtain a reasonably competent and capable drilling contractor to perform Miranda's drilling work commitment; or any other similar or dissimilar cause beyond the reasonable control of the party claiming force majeure that prevents such performance or that would render further performance of such obligation imprudent; provided, however, nothing herein shall require such party to settle any labor dispute or to test or refrain from testing any law, regulation, judgment or order. Written notice of the existence of an event of force majeure with reasonably full particulars and notice of its termination shall be promptly given to the other party by the party claiming force majeure.

32. Memorandum Agreement. Upon execution of this Agreement, the parties shall execute and deliver a short form of this Agreement which shall be recorded in the office of the recorder of each county in which all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties. The parties shall execute and deliver an amendment of the short form of this Agreement to include any additional unpatented mining claims located by Owner in accordance with Section 5.1.2 or located by either party in accordance with Section 14.

33. Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission capable of producing a printed communication and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Owner:	Bruce W. Miller P.O. Box 13062 Reno, Nevada 89507
If to Miranda:	Miranda U.S.A., Inc. 5900 Philoree Lane Reno, Nevada 89511 Fax: 775 849 2336

65301.000/Mining Lease Agr Miranda 3 112204

18

With copy to: Miranda Gold Corp
1140 Homer Street - Suite 306
Vancouver, British Columbia V6B 2X6
Fax: 604 689 1722

34. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

35. Whole Agreement. This Agreement supersedes all prior agreements between the parties, except for the Confidentiality Agreement which shall be subordinated to the terms of this Agreement so long as this Agreement is effective; if this Agreement is terminated before expiration of the term of the Confidentiality Agreement, the Confidentiality Agreement shall remain effective until its expiration date. The whole agreement between the parties is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

36. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is situated. The parties submit to the jurisdiction of the courts of record of Washoe County and the State of Nevada and the United States District Court for the district and division in which the Property is situated, and waive any objections to the jurisdiction of such courts and venue of any actions or proceedings in such courts arising from or relating to this Agreement.

37. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

38. Other Interests. Owner represents that Miranda has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Property subject to this Agreement, and/or to discontinue or interfere with a business relationship with any other party.

39. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid, provided the business result contemplated by this Agreement is substantially achieved.

40. Assignment.

40.1 By Miranda. With Owner's prior written consent, Miranda may assign, sublease or otherwise transfer all or any part of its interest in the Property and its rights and duties under this Agreement to a third party that has the financial and technical capability to perform the obligations assumed by it under this Agreement; provided that Owner's consent shall not be unreasonably withheld, conditioned or delayed. Such consent may be withheld only if the technical and financial

65301.000/Mining Lease Agr Miranda 3 112204 19

capabilities of the proposed assignee, sublessee or other transferee are not reasonably sufficient to permit it to perform the obligations under this Agreement that are assumed by such assignee, sublessee or other transferee. Any assignment, sublease or transfer shall be subject to the express condition that such assignee, sublessee or transferee shall execute and deliver a written instrument, in form reasonably acceptable to Owner, by which such assignee, sublessee or transferee accepts and assumes all of Miranda's obligations and liabilities under this Agreement that arises after the effective date of such assignment, sublease or transfer. Miranda may assign, sublease or transfer its rights under this Agreement to a joint venture of which Miranda is a member, provided that any such assignment by Miranda shall not relieve Miranda of any obligations or liabilities under this Agreement arising after the effective date of such assignment, sublease or transfer.

40.2 By Owner. Owner may assign, convey, sell or transfer all or any part of its interest in the Property or its rights and duties in or under this Agreement at any time, provided, however, that Owner shall give Miranda written notice of Owner's intention to so assign, convey, sell or transfer. No such assignment, conveyance, sale or transfer shall be effective sooner than ten (10) days after Miranda's receipt of such notice, except for any assignment, conveyance, sale or transfer by Owner to a corporation, limited liability company, partnership or trust established, owned or controlled by Owner. Miranda shall have the right to make a bid to acquire any interest which Owner intends to assign, convey, sell or transfer to any third party, but Owner shall have no duty to accept such bid.

41. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination or invalidity of this Agreement shall be settled by nonbinding mediation or by binding arbitration in accordance with the procedures set forth in Exhibit C attached to this Agreement. All notices in connection with the arbitration or mediation, including the notice of arbitration or mediation and response thereto, shall be served in the same manner as provided for notices generally under this Agreement.

42. Transfer Option. Miranda shall deliver to Owner a copy of any mine plan of operations approved by the lead government agency having responsibility for such approval or any final feasibility study approved by the Miranda management authority having final responsibility for such approval promptly following such approval of any such plan of operations or feasibility study. Owner hereby reserves the right and option to require Miranda to acquire, and Owner hereby gives and grants to Miranda the irrevocable right and option to acquire (the "Transfer Option") title to all mining claims included in the Property any part of which is identified in an approved mine plan of operations or final feasibility study as an area that will be disturbed by development, mining, processing or waste disposal and stockpiling operations (the "Option Property") on the terms and subject to the conditions provided by this Agreement. If Owner or Miranda exercises the Transfer Option, Owner shall convey and Miranda shall accept title to the Option Property by deed in the form attached as Exhibit D. Schedule 1 to such Mining Deed shall be a legally sufficient description of the Option Property. Schedules 2 and 3 to such Mining Deed shall be substantially in the form of Exhibits B and C, respectively, to this Agreement, modified to conform to the terminology of the Mining Deed. The Transfer Option shall be exercised, if at all, by written notice thereof to the other party. Owner shall convey title to the Option Property to Miranda free and clear of all liens, claims and encumbrances and shall warrant Owner's title against all persons claiming by, through or under Owner. Such conveyance shall be without cost to Miranda, except that Miranda shall pay the cost of recording such deed.

65301.000/Mining Lease Agr Miranda 3 112204

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The parties have executed this Agreement effective as of the Effective Date.

Owner

Bruce W. Miller
Bruce W. Miller
Social Security or Tax Identification
No.__________
Date executed November 23, 2004

Miranda U.S.A., Inc.

By Kenneth D. Cunningham
Kenneth D. Cunningham, President
Date executed Nov 23, 2004

STATE OF NEVADA, )
ss.
COUNTY OF WASHOE. )

This Mining Lease Agreement was acknowledged before me on November 23, 2004, by Bruce W. Miller, a single man.

Denise M. Cairns
Notary Public

DENISE M. CAIRNS
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 93-3884-2 - Expires June 21, 2005

STATE OF Nevada )
ss.
COUNTY OF Washoe )

This Mining Lease Agreement was acknowledged before me on November 23, 2004, by Kenneth D. Cunningham as President of Miranda U.S.A., Inc.

Denise M. Cairns
Notary Public

DENISE M. CAIRNS
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 93-3884-2 - Expires June 21, 2005

65301.000/Mining Lease Agr Miranda 3 112204

21

Exhibit A

Mining Lease Agreement by and between Bruce W. Miller ("Owner") and Miranda U.S.A., Inc.

Property Description

CLAIM	LOCATION DATE	BOOK/PAGE	BLM SERIAL NO.
CMX 103			760041
CMX 104			760042
CMX 105			760043
CMX 106			760044
CMX 107			760045
Mill-B 129			703206
Mill-B 132			703209
Mill-B 134			703211
Mill-B 135			703212
Mill-B 136			703213
Mill-B 137			703214
Mill-B 138			703215
Mill-B 139			703216
Mill-B 140			703217
Mill-B 141			703218
Mill-B 142			703219
Mill-B 143			703220
Mill-B 144			703221
Mill-B 145			703222
Mill-B 152			703229
Mill-B 153			703230
Mill-B 154			703231
Mill-B 155			703232
Mill-B 156			703233
Mill-B 157			703234
Mill-B 158			703235
Mill-B 159			703236
Mill-B 160			703237
Mill-B 161			703238
Mill-B 162			703239
Mill-B 163			703240
Mill-B 164			702149
Mill-B 165			702150

65301.000/Mining Lease Agr Miranda 3 112204

1

Mill-B 166	702151
Mill-B 167	702152
Mill-B 168	702153
Mill-B 169	703241
Mill-B 170	702154
Mill-B 171	703242
Mill-B 172	702155
Mill-B 173	703243
Mill-B 174	702156
Mill-B 176	702157
Mill-B 184	703245
Mill-B 185	703246
Mill-B 186	703247
Mill-B 190	703250
Mill-B 191	703251
Rum Dreams 200	822324
Rum Dreams 201	822325
Rum Dreams 202	822326
Rum Dreams 203	822327
Rum Dreams 204A	822328
Rum Dreams 205	822329
Rum Dreams 1	826158
Rum Dreams 2	826159
Rum Dreams 3	826160
Rum Dreams 4	826161
Rum Dreams 5	826162
Rum Dreams 6	826163
Rum Dreams 7	826164
Rum Dreams 8	826165
Rum Dreams 9	826166
Rum Dreams 10	826167
Rum Dreams 11	826168
Rum Dreams 12	826169
Rum Dreams 13	826170
Rum Dreams 14	826171
Rum Dreams 15	826172

65301.000/Mining Lease Agr Miranda 3 112204

2

Rum Dreams 16	826173
Rum Dreams 17	826174
Rum Dreams 18	826175
Rum Dreams 19	826176
Rum Dreams 20	826177
Rum Dreams 21	826178
Rum Dreams 22	826179
RDA 35	822319
RDA 36	822320
RDA 37	822321
RDA 69	822322
RDA 500	822323
Mill-B 308	822318
CMX 108	817783
CMX 109	817784
CMX 110	817785
CMX 111	817786
MILL-B 120	703197
MILL-B 121	703198
MILL-B 122	703199
MILL-B 123	703200
MILL-B 124	703201
MILL-B 125	703202
MILL-B 126	703203
MILL-B 127	703204
MILL-B 128	703205
MILL-B 130	703207
MILL-B 131	703208
MILL-B 133	703210
MILL-B 146	703223
MILL-B 147	703224
MILL-B 148	703225
MILL-B 149	703226
MILL-B 150	703227
MILL-B 151	703228
MILL-B 187	703248
MILL-B 188	703249

65301.000/Mining Lease Agr Miranda 3 112204

3

MILL-B 300		703252
MILL-B 301		703253
MILL-B 302		703254
MILL-B 303		703255
MILL-B 304		703256
MILL-B 305		703257
MILL-B 306		703258
MILL-B 307		703259
MILL-B 500		703260
MILL-B 501		703261
MILL-B 502		703262
MILL-B 503		703263
MILL-B 504		703264
MILL-B 505		703265
MILL-B 506		703266
MILL-B 507		735516
MILL-B 508		735517
MILL-B 509		735518
CMX 101		725976
CMX 102		725977
CMX 112		733225
CMX 113		733226
CMX 114		733227
HMT 1	479/201	817090
HMT 2	479/202	817091
HMT 3	479/203	817092
HMT 4	479/204	817093
HMT 5	479/205	817094
HMT 6	479/206	817095
HMT 7	479/207	817096
HMT 8	479/208	817097
HMT 9	479/209	817098
HMT 10	479/210	817099

65301.000/Mining Lease Agr Miranda 3 112204

4

Exhibit B

Mining Lease Agreement by and among Bruce W. Miller ("Owner") and Miranda U.S.A., Inc

Net Smelter Returns Provisions

The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit, unless otherwise defined in this Exhibit. The following definitions shall apply to this Exhibit.

1. Definitions.

1.1 "Gold Minerals production" means the quantity of refined gold outturned to Miranda's account by an independent third party refinery for gold produced from the Property during the calendar quarter on either a provisional or final settlement basis.

1.2 "Gross Value" shall be determined on a calendar quarter basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold.

(a) If Miranda sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore or ore determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore or ore determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold ore); and (3) the Quarterly Average Gold Price for the quarter in which the gold ore was sold.

(b) If Miranda or a third party acting for Miranda's account produces refined gold (meeting the specifications of the London Bullion Market Association) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Gold Minerals production during the calendar quarter by the Quarterly Average Gold Price.

1.2.2 Silver.

(a) If Miranda sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver ore); and (3) the Quarterly Average

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Silver Price for the quarter in which the silver ore was sold.

(b) If Miranda or a third party acting for Miranda's account produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Silver Minerals production during the calendar quarter by the Quarterly Average Silver Price.

1.2.3 All Other Minerals.

(a) If Miranda sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the Minerals determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the quarterly average price for the Minerals or product of the Minerals for the quarter in which the concentrates, dore or ore was sold. The quarterly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b) If Miranda or a third party acting for Miranda's account produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Miranda during the calendar quarter from the sale of such refined or processed metals.

1.3 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4 "Net Smelter Returns" means the Gross Value of all Minerals, less costs, charges and expenses paid or accrued by Miranda to or for a refiner or smelter with respect to the smelting and refining of such Minerals (specifically excluding any internal costs of Miranda or Miranda's members), including without limitation:

1.4.1 Charges for smelting and refining (including sampling, assaying, umpire and penalty charges);

1.4.2 Actual costs payable to third parties of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore produced from Minerals from the Property to the smelter or refinery and from the smelter or refinery to the place of sale, but in no event shall charges or costs of transportation of Minerals, Minerals products or ore from any mine on the Property to an autoclave, concentrator, crusher, heap leach or other leach

65301.000/Mining Lease Agr Miranda 3 112204 6

facility, mill or other similar facility or plant be deductible from Gross Value; and

1.4.3 Taxes paid by Miranda on the sale of Minerals or Minerals products payable to the United States on Minerals or Minerals products.

1.5 "Property" means the unpatented mining claims described in Exhibit A to the instrument to which these Net Smelter Returns provisions are attached and the ground included in the valid portions of such mining claims. If Miranda, its successors or assigns amends, relocates or patents any of the unpatented mining claims described in Exhibit A, or if Miranda converts any of such claims into leases or other types of property rights or interests pursuant to any amendment of the United States Mining Law of 1872, such claims, rights and interests shall be deemed to be included within the Property, it being understood that Owner's Net Smelter Returns royalty is to apply to all ore mined from lands currently subject to Exhibit A, regardless of the means by which rights to those lands have been acquired, except any such lands as to which Owner's title is invalid as of the Effective Date or has failed subsequently.

1.6 "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Miranda, as such prices are published in *Metals Week* magazine.

1.7 "Quarterly Average Silver Price" means the average New York silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days in such calendar quarter for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Miranda as published in *Metals Week* magazine.

1.8 "Silver Minerals production" means the quantity of refined silver outturned to Miranda's account by an independent third-party refinery for silver produced from the Property during the calendar quarter on either a provisional or final settlement basis.

2. Payment Procedures.

2.1 Accrual of Obligation. Miranda's obligation to pay the Net Smelter Returns royalty shall accrue upon the sale of unrefined metals, doré, concentrates, Minerals, Minerals ores or Minerals products or, if refined metals are produced, upon the outturn to Miranda's account of refined metals meeting the requirements of the specified published price. Miranda shall not be relieved of liability for the payment of royalty on Minerals products lost in transit.

2.2 Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Miranda, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and

65301.000/Mining Lease Agr Miranda 3 112204

7

speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3 Sampling and Commingling. All Minerals for which a Net Smelter Returns royalty is payable shall be measured, sampled and analyzed in accordance with the commingling plan approved in accordance with the Agreement to which this Exhibit is attached.

2.4 Quarterly Calculations and Payments. Net Smelter Returns royalties shall be determined on a calendar quarter basis. At the end of each calendar quarter the refinery shall pay the Net Smelter Returns royalty for the preceding quarter to Owner in accordance with Owner's written instructions. Once the refinery has received Owner's instructions, Owner's instructions shall remain in effect until Owner instructs the refinery differently. All contractual and other arrangements entered into by Miranda with the refinery shall contain provisions to implement the terms and conditions in this Exhibit and Miranda shall diligently attempt, prior to shipment of any Minerals, Minerals ores or Minerals products to such refinery, to procure the refinery's written undertaking contractually binding the refinery to perform in accordance with the terms of this Exhibit. All costs associated with establishing and maintaining Owner's account with the refinery required by this Agreement, including without limitation for the purpose of taking in kind, shall be paid and borne by Owner. Miranda acknowledges: (a) its primary obligation to pay the Net Smelter Returns royalty; (b) that no undertaking by the refinery shall relieve Miranda of that obligation; and (c) Miranda will defend, indemnify and hold harmless Owner from and against any loss, cost (including reasonable attorney's fees incurred) or liability arising from the performance or failure of performance by the refinery under this Exhibit or under any contractual or other arrangements entered into by Miranda with the refinery. The refinery shall pay the Net Smelter Returns royalty to Owner either: (a) in the form of gold bullion (.995 + fine gold) directly to Owner's account maintained with the refinery as directed by Owner; or (b) by delivery of a check or draft payable to Owner's account with a bank to be designated in writing by Owner.

2.5 Statements. At the time of payment of the Net Smelter Returns royalty, Miranda shall accompany such payment with a statement showing in reasonable detail the quantities and grades of refined gold, silver or other metals or doré, concentrates or ores produced and sold or deemed sold by Miranda in the preceding calendar quarter; the Quarterly Average Gold Price and Quarterly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in reasonable detail to explain the calculation of the Net Smelter Returns royalty payment with respect to such calendar quarter. Payment shall be made to the address provided in the Agreement to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Owner designates.

2.6 Inventories and Stockpiles. Miranda shall include in all quarterly statements a description of the quantity and quality of any gold or silver doré that has been retained as inventory for more than ninety (90) days. Owner shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the doré be deemed sold, with Gross Value to be determined as provided in sections 1.2.1(b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such doré and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above; or (b) elect to wait until such time as royalties otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The failure of Owner to respond within such time shall be deemed

65301.000/Mining Lease Agr Miranda 3 112204

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to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b). If Owner elects that the doré be deemed sold in accordance with (a), Owner shall have the right to take payment in kind in accordance with Section 2.8.

2.7 Final Settlement. All Net Smelter Returns royalty payments shall be considered final and in full satisfaction of Miranda's obligations with respect thereto, unless Owner gives Miranda written notice describing a specific objection to the calculation thereof within one year after receipt by Owner of the quarterly statement provided for in 2.5. If Owner objects to a particular quarterly statement, it shall have the right, for a period of thirty (30) days after Miranda's receipt of such objection, upon reasonable notice and at a reasonable time, to have Miranda's accounts and records relating to the calculation of the Net Smelter Returns royalty payment with respect to the calendar quarter in question audited by an independent certified public accountant. If such audit determines that there has been a deficiency or an excess in the payment made to Owner, such deficiency or excess shall be resolved by adjusting the next quarterly Net Smelter Returns royalty payment due Owner. Owner shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the Net Smelter Returns royalty due for the calendar quarter in question is determined to exist. Miranda shall pay the costs of such audit if a deficiency of three percent (3%) or more of the amount due for the calendar quarter in question is determined to exist. All books and records used by Miranda to calculate the Net Smelter Returns royalties due hereunder shall be kept in accordance with generally accepted accounting principles.

2.8 In Kind Payment. If Owner timely elects to take payment in kind from Miranda's inventory, Miranda shall schedule delivery of the doré to Owner or Owner's representatives to take place within thirty (30) days after the date on which the doré is deemed sold. Miranda shall segregate the doré from its inventory and shall deliver the doré to Owner or Owner's representatives. Owner or Owner's representatives shall have the right to observe Miranda's segregation and delivery of the doré. Miranda's delivery shall be deemed conclusively to have been made and Owner's possession deemed to have commenced at such time as the doré is delivered to Owner. Owner shall pay to Miranda a reasonable segregation and delivery charge and Owner shall bear and pay all insurance and transportation costs following Miranda's delivery of the doré to Owner. Title to the doré shall pass to Owner on delivery and Owner shall assume the risk and liability for loss of or damage to the doré at such time.

3. Transfer or Encumbrance of Royalty. Owner may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the Net Smelter Returns royalty, except that Miranda shall be under no obligation to make its payments to such assignee, transferee, pledgee or other third party until ten (10) days after Miranda's receipt of written notice concerning the transfer or encumbrance.

65301.000/Mining Lease Agr Miranda 3 112204

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Exhibit C

Mining Lease Agreement by and between Bruce W. Miller ("Owner") and Miranda U.S.A., Inc.

Arbitration/Mediation Provisions

I. **PURPOSE.** The following procedures shall be followed to settle disputes arising under or relating to the agreement to which these Arbitration/Mediation Provisions are attached (the "Agreement").

II. **ARBITRATION.**

A. ***Matters to be Arbitrated.*** Any dispute, controversy or claim arising out of or relating to the Agreement or the subject matter of the Agreement, or the breach, termination, or invalidity of the Agreement, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the Effective Date, except as otherwise provided by these Arbitration/Mediation Provisions. Except as otherwise provided by Section III below, arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be final and binding to the extent permitted by law. Judgment thereon may be entered by any court having jurisdiction.

B. ***Appointment of Arbitrator.*** There shall be one arbitrator appointed by the parties. If the parties fail to agree on a single arbitrator within 20 days after arbitration is initiated, there shall be a single arbitrator appointed by AAA. The arbitrator shall be disinterested in the dispute, controversy or claim and shall have no connection with any party and shall, in the judgment of AAA, be qualified by education and experience to hear and determine the matter submitted to arbitration. Time is of the essence of the appointment of an arbitrator.

C. ***Administering Authority.*** The arbitration need not be administered, but should the services of an appointing or administering authority be necessary, the appointing or administering authority shall be the AAA.

D. ***Representation.*** In the event that more than two parties are involved in the arbitration and such parties are unable to compose themselves into two sides, at the request of any such party the administering authority shall make any arrangements (including, without limitation, determining the composition of two sides for the purposes of arbitration or designating the members of the arbitral tribunal) necessary to effect the resolution of the dispute by a means fair to each of the disputing parties, and the administering authority's decision as to such arrangements shall be final and binding.

E. ***Procedure.*** The place of arbitration shall be Reno, Nevada, unless otherwise agreed by the Parties. The arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrator shall apply the law as made applicable by the Agreement.

F. ***Jurisdiction.*** For purposes of arbitration only, the parties consent that the United

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1

States District Court for the District of Nevada and the courts of record of the County of Washoe and the State of Nevada shall have jurisdiction and venue with respect to all aspects of the enforcement of the arbitration provisions of the Agreement.

G. ***Discovery.*** Unless the procedure for discovery is otherwise agreed to by the Parties, the arbitrator, at the request of a Party, may establish rules for pre-hearing discovery which shall comport with due process, expeditious determination of the issues and fairness. Unless otherwise agreed by the Parties, the depositions of no more than four witnesses on each side may be taken without the consent of the arbitrator(s). The Federal Rules of Civil Procedure and the Federal Rules of Evidence shall govern all aspects of the depositions, including admissibility.

H. ***Award.*** The decision in the arbitration shall be rendered, unless otherwise agreed by the parties, no later than 30 days after the date the hearings were closed. The decision of the arbitrator shall be in writing, shall be a reasoned decision that states the basis for the award, shall be signed by the arbitrator, and shall be final and binding on the parties. If the parties settle the dispute in the course of arbitration, such settlement shall be approved by the arbitrator on request of either party and become the award.

I. ***Fees and Costs of Arbitration.*** Before accepting the position of arbitrator, the individual appointed shall set forth the basis for establishing his or her fees for the arbitration. Such basis shall be according to reasonable rates for hourly fees charged by such individual in the normal exercise of his or her profession, but may not exceed the average hourly rate charged by attorneys of substantial experience and prestige. The parties shall each bear their own attorneys fees and costs and one-half of the administrative costs and arbitrators fees of any arbitration proceeding.

III. MEDIATION.

A. ***Agreement to Mediate.*** The Parties agree that upon request of either Party the Parties will submit to nonbinding mediation any dispute, controversy or claim which may be submitted to arbitration under the Agreement. Mediation may be requested either before or after commencement of arbitration, provided such request for mediation shall not disrupt or delay pending or scheduled arbitration proceedings.

B. ***Appointment of Mediator.*** The mediator shall be an individual appointed by the Parties. If the Parties fail to agree on a mediator within 10 days after the request for mediation, a mediator shall be appointed by the AAA at the request of either Party. The mediation shall be held in Reno, Nevada at a mutually convenient time set by the mediator. The fee of the mediator shall be shared equally by the Parties to the mediation. Time is of the essence of the appointment of a mediator.

C. ***Written Statements.*** Each side shall simultaneously submit to the mediator and serve on the other Party, within 10 days after the mediator is appointed or within such longer time as the Parties may agree, a written statement of the facts and law supporting such Party's position. The written submission shall not exceed 20 pages in length, but a Party may attach to its statement an appendix consisting of portions of relevant documents, depositions or the like. Within 10 days after service of the opening statements, each side may submit to the mediator and the other Party a reply, not to exceed 10 pages.

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D. ***Representatives.*** Each side shall have present at the mediation an individual who has authority to settle the dispute or authority to recommend settlement to either the chief executive officer or the board of directors of the Party.

65301.000/Mining Lease Agr Miranda 3 112204

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Exhibit D

Mining Lease Agreement by and between Bruce W. Miller ("Owner") and Miranda U.S.A., Inc. ("Grantee")

WHEN RECORDED RETURN TO:

MINING DEED

For the consideration of Ten Dollars and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, Bruce W. Miller, a single man ("Grantor"), grants and conveys to Miranda U.S.A., Inc., a Nevada corporation, whose principal office is at 5900 Philoree Lane, Reno, Nevada 89511 ("Grantee"), all of Grantor's right, title and interest, which is not less than an undivided 100%, in and to the unpatented mining claims described in Schedule 1 attached hereto (the "Unpatented Claims") situate in Lander County, Nevada.

Together with all tenements, hereditaments and appurtenances belonging or otherwise pertaining to such land, including without limitation all minerals, mineral rights, extralateral rights, water rights, ores, waste, rock and dumps therein or thereon, all amendments and relocations of the Unpatented Claims, easements, claims of adverse possession or prescriptive use, such transferable rights of ingress and egress to the public highway as Grantor may have and all right, title and interest in the Unpatented Claims that Grantor may hereafter acquire (collectively, the "Premises").

Subject to the paramount title of the United States of America and easements and rights of way of record, Grantor warrants the title to the Premises against all persons whomsoever claiming by, through or under Grantor, and not otherwise.

Excepting and reserving, however, to Grantor a production royalty based on the Net Smelter Returns calculated and paid as provided in Schedule 2 attached hereto (the "Royalty"). The Royalty percentage rate shall be three and one-half percent (3.5%) of the Net Smelter Returns, except that, the Royalty percentage rate shall be two and one-half percent (2.5%) of the Net Smelter Returns for the production of Minerals, ore or Minerals products produced from the HMT 1-10 unpatented mining claims which are subject to the Quitclaim Deed and Royalty Agreement between Newmont USA Limited, doing business as Newmont Mining Corporation, a Delaware corporation, and Bruce W. Miller and Charles D. Clifton dated effective July 1, 2002, recorded in the Office of the Lander County Recorder as Document ____ unless Grantor acquires the royalty interest granted under the Quitclaim Deed and Royalty Agreement in which case the Royalty percentage rate applicable to the HMT claims shall also be three and one-half percent (3.5%) of the Net Smelter Returns.

All notices, requests or other communications required or permitted by this Mining Deed or the terms incorporated herein by reference, including without limitation all matters relating to the Royalty, shall be in writing and shall be deemed to have been given upon delivery in person or upon deposit thereof in the United States mail, registered or certified mail, return receipt requested, postage prepaid, enclosed in a sealed envelope addressed:

1

If to Grantor: Bruce W. Miller
P. O. Box 13062
Reno, Nevada 89507

or to such other address as Grantor shall have designated by written notice to Grantee;

If to Grantee, to: Miranda U.S.A., Inc.
5900 Philoree Lane
Reno, Nevada 89511
Fax: 775 849 2236

Miranda Gold Corp
1140 Homer Street - Suite 306
Vancouver, British Columbia V6B 2X6
Fax: 604 689 1722

or to such other address as Grantee shall have designated by written notice to Grantor; provided, however, that any notice of change of address shall not be deemed given until actually received by the party or representative entitled to receive such notice.

Grantor and Grantee further agree that any dispute, controversy or claim between Grantor and Grantee arising out of or relating to this Mining Deed or any Schedule attached hereto, including without limitation any claim or controversy relating to Royalty, shall be settled by nonbinding mediation or by binding arbitration in accordance with the procedures set forth in Schedule 3 attached hereto. The statute of limitations applicable to actions on accounts stated shall apply to any such dispute.

This Mining Deed is given and accepted pursuant to that certain Mining Lease Agreement between Grantor and Grantee dated effective as of November 23, 2004 (the "Agreement") upon the following conditions:

1. The provisions of Sections 7 through 13, 15 through 19, 22, 23, 36 and 41 of the Agreement are by this reference incorporated in this Deed and made a part hereof to the same extent as if such provisions were written in full in this Deed and shall survive termination of the Agreement and recording of this Deed, except that references in the Agreement to "Miranda" shall mean "Grantee", references to "Owner" shall mean "Grantor", and references to the "Property" shall mean the "Premises."

2. If and only if the Agreement is terminated (other than by written agreement of the parties made and entered into after the date of this Mining Deed) Grantor shall have the right and option to receive a reconveyance of the Premises or any part thereof by giving Grantee written notice of the exercise of such option. Grantor shall give such notice, if at all, not later than ninety (90)days after the termination of said Agreement (other than by written agreement of the parties made and entered into after the date of this Mining Deed). Upon the giving of such notice, Grantee shall execute, acknowledge and deliver to Grantor, Grantee's quitclaim deed of the Premises or such part

2

thereof as is the subject of such notice. Such duty to reconvey shall be specifically enforceable.

3. If Grantee forms an intention to abandon any unpatented mining claim included in the Unpatented Claims (other than in the manner contemplated by Section 15.3 of the Agreement providing for conversion of mining claims to other rights in property in the event of amendment, repeal or supersession of the mining laws), Grantee shall give Grantor written notice thereof ("Abandonment Notice"). Grantor shall have the right and option to receive a reconveyance of all such unpatented mining claims as are the subject of Grantee's Abandonment Notice by giving Grantee written notice of the exercise of such option ("Reconveyance Notice"). Grantor shall give such Reconveyance Notice, if at all, not later than thirty (30) days after the date on which Grantee's Abandonment Notice was given to Grantor. Upon the giving of such Reconveyance Notice, Grantee shall execute, acknowledge and deliver to Grantor, Grantee's quitclaim deed of such unpatented mining claim or claims as are the subject of Grantor's Reconveyance Notice. Such duty to reconvey shall be specifically enforceable.

4. Any reconveyance pursuant to paragraph 2 or 3 above shall be without cost to Grantor, except that Grantor shall pay for the cost of recording any such deed of reconveyance and such reconveyance shall be subject to the agreement of Grantee to defend, indemnify and hold harmless Grantor, their heirs, personal representatives, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to (a) Grantee's occupation, ownership and use of the Premises, or its operations on or in the Premises, or (b) conditions existing on the Premises before the effective date of the Agreement, provided that such claims, actions or damages are first asserted after the fourth anniversary of such effective date and before the execution and delivery of such reconveyance.

This Mining Deed has been executed as of _____________, 20____.

____

Bruce W. Miller

Miranda U.S.A., Inc.

By_____________________________

Title:___________________________

STATE OF)
ss.
COUNTY OF)

This Mining Deed was acknowledged before me on _____________, 20____, by Bruce W. Miller, a single man.

____

Notary Public

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STATE OF)
ss.
COUNTY OF)

This Mining Deed was acknowledged before me on ____________, 20___, by ______ ______ as the ______________________ of Miranda U.S.A., Inc.

____
Notary Public

4

HMT Claims

QUITCLAIM DEED AND ROYALTY AGREEMENT

THIS QUIT CLAIM DEED AND ROYALTY AGREEMENT (this "Agreement") is made effective as of the 1st day of July, 2002 between NEWMONT USA LIMITED doing business as NEWMONT MINING CORPORATION, a Delaware corporation, whose address is 1700 Lincoln Street, Denver, Colorado 80203 (hereinafter referred to as "Grantor"), and BRUCE W. MILLER, a single man, whose address is P.O. Box 13062, Reno, Nevada 89507, and CHARLES G. CLIFTON, a single man, whose address is P.O. Box 470, Colville, California 96107 (collectively hereinafter referred to as "Grantee").

WITNESSETH:

Grantor, for and in consideration of One Thousand Dollars ($1,000.00) and other valuable consideration paid to it by Grantee, the receipt of which is hereby acknowledged, does by these presents hereby remise, release and forever quitclaim unto Grantee, each as to an undivided one-half interest, as tenants in common, and to their heirs, successors and assigns, forever, all right, title, estate and interest of Grantor in and to all those certain unpatented mining claims described in Exhibit A attached hereto and by this reference made a part hereof (hereinafter referred to as "Property").

1. Grantor hereby reserves and grants unto itself, its successors and assigns forever, and Grantee agrees to pay to Grantor, a perpetual production royalty of one percent (1%) of Net Smelter Returns from the sale or other disposition of all metals, ores, minerals and mineral substances, or concentrates produced therefrom (hereafter referred to as "Minerals") produced and sold from the Property (hereafter, the "Production Royalty"), determined in accordance with the provisions set forth in this Section 1.

(a) Net Smelter Returns, in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying (i) the gross number of troy ounces of Precious Metals contained in the production from the Property ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production, or an insurer as a result of casualty to such production (collectively, "Payor") during the preceding calendar month, by (ii) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices for the preceding calendar month (the "Applicable Spot Price") and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices for the preceding calendar month for the particular Minerals for which the price is being determined, and subtracting from the product of (i) and (ii) only the following if actually incurred:

(A) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by Grantee's final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 28 2002
NEVADA STATE OFFICE
RENO, NEVADA

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EXHIBIT E

preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns;

(B) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and

(C) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from Grantee's final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by Grantee, which facilities were not constructed for the purpose of refining Beneficiated Precious Metals or other Minerals from the Property, then charges, costs and penalties for such refining shall mean the amount Grantee would have incurred if such refining were carried out at facilities not owned or controlled by Grantee then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantee with respect to such refining.

In the event Grantee receives insurance proceeds for loss of production, Grantee shall pay to Grantor the Production Royalty percentage of any such insurance proceeds which are received by Grantee for such loss of production.

(b) Net Smelter Returns, in the case of all Minerals other than Precious Metals and the beneficiated products thereof ("Other Minerals"), shall be determined by multiplying (i) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (ii) the average of the New York Commodities Exchange final daily spot prices for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of (i) and (ii) only the following if actually incurred.

(A) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to Grantee's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part;

(B) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to Grantee's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 28 2002
NEVADA STATE OFFICE
RENO, NEVADA

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(C) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from Grantee's final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of.

In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Grantee, which facilities were not constructed for the purpose of milling or processing Other Minerals, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantee would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Grantee then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantee with respect to such smelting and refining.

In the event Grantee receives insurance proceeds for loss of production, Grantee shall pay to Grantor the Production Royalty percentage of any such insurance proceeds which are received by Grantee for such loss of production.

(c) Production Royalty payments shall be made to Grantor as follows:

(i) Grantor may elect to receive its Production Royalty on Precious Metals from the Property "in cash" or "in kind" as refined bullion. The election may be exercised once per year on a calendar year basis during the life of production from the Property. Notice of election to receive the following year's Production Royalty for Precious Metals in cash or in kind shall be made in writing by Grantor and delivered to Grantee on or before November 1 of each year. In the event no written election is made, the Production Royalty for Precious Metals will continue to be paid as it is then being paid. As of the date of this Agreement, Grantor elects to receive its Production Royalty on Precious Metals "in cash." Royalties on Other Minerals shall not be payable in kind.

(A) If Grantor elects to receive its Production Royalty for Precious Metals in kind, Grantor shall open a bullion storage account at each refinery or mint designated by Grantee as a possible recipient of refined bullion in which Grantor owns an interest. Grantor shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Grantee shall not be required to bear any additional expense with respect to such in-kind payments.

(B) Production Royalty will be paid by the deposit of refined bullion into Grantor's account. On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, Grantee shall deliver written instructions to the mint or refinery, with a copy to Grantor, directing the mint or refinery to deliver refined bullion due to Grantor in respect of the Production Royalty, by crediting to Grantor's account the number of ounces of refined bullion for which Production Royalty is due; provided, however, that the words "other disposition" as used

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 3 2002
NEVADA STATE OFFICE
RENO NEVADA

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in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals. The number of ounces of refined bullion to be credited will be based upon Grantor's share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of Section 1(f) hereof.

(C) Production Royalty payable in kind on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 1(a).

(D) Title to refined bullion delivered to Grantor under this Agreement shall pass to Grantor at the time such bullion is credited to Grantor's account at the mint or refinery.

(E) Grantor agrees to hold harmless Grantee from any liability imposed as a result of the election of Grantor to receive Production Royalty in kind and from any losses incurred as a result of Grantor's trading and hedging activities. Grantor assumes all responsibility for any shortages which occur as a result of Grantor's anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

(F) When royalties are paid in kind, they will not reflect the costs deductible in calculating "Net Smelter Returns" under this Agreement. Within 15 days of the receipt of a statement showing charges incurred by Grantee for transportation, smelting or other deductible costs, Grantor shall remit to Grantee full payment for such charges. If Grantor does not pay such charges when due, Grantee shall have the right, at its election, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to Grantor in the following month.

(ii) If Grantor elects to receive its Production Royalty for Precious Metals in cash, and as to Production Royalty payable on Other Minerals, payments shall be payable on or before the twenty-fifth (25th) day of the month following the calendar month in which the Minerals subject to the Production Royalty were shipped to the Payor by Grantee. For purposes of calculating the cash amount due to Grantor, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from Property is delivered, made available, or credited to Grantee by a mint or refiner. The price used for calculating the cash amount due for Production Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 1(a) and (b) as applicable. Grantee shall make each Production Royalty payment to be paid in cash by delivery of a check or draft payable to Grantor and delivering the check to Grantor at its address listed above. Grantor hereby waives and agrees to hold Grantee harmless against, and binds its successors and assigns to waive and hold Grantee harmless against, any claim by any other party to any Production Royalty paid by Grantee as herein provided.

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 3 2002
NEVADA STATE OFFICE
RENO, NEVADA

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(iii) All Production Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

(d)

(i) On or before the 25th day of the month, Grantee shall make an interim settlement based on the information then available of such Production Royalty, either in cash or in kind, whichever is applicable, by paying (A) not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals in kind Production Royalty payments and (B) not less than ninety-five percent (95%) of the anticipated final settlement of cash Production Royalty payments.

(ii) The parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of Production Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Property for the previous month. Grantee will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month.

(iii) In the event that Grantor has been underpaid for any provisional payment (whether in cash or in kind), Grantee shall pay the difference in cash by check and not in kind with such payment being made at the time of the final reconciliation. If Grantor has been overpaid in the previous calendar quarter, Grantor shall make a payment to Grantee of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to Section 1(c)(ii).

(e) All profits and losses resulting from Grantee's sales of Precious Metals or Other Minerals, or Grantee's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "hedging transactions") are specifically excluded from Production Royalty calculations pursuant to this Indenture. All hedging transactions by Grantee and all profits or losses associated therewith, if any, shall be solely for Grantee's account.

The Production Royalty payable on Precious Metals or Other Minerals subject to hedging transactions shall be determined as follows:

(i) The amount of Production Royalty to be paid on all Precious Metals subject to hedging transactions by Grantee shall be determined in the same manner as provided in Section 1(a), with the understanding that the average monthly spot price

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RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 8 2002
NEVADA STATE OFFICE
RENO, NEVADA

shall be for the calendar month preceding the calendar month during which Precious Metals subject to hedging transactions are shipped by Grantee to the Payor.

(ii) The amount of Production Royalty to be paid on all Other Minerals subject to hedging transactions by Grantee shall be determined in the same manner as provided in Section 1(b), with the understanding that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to hedging transactions are shipped by Grantee to the Payor.

II. Grantee may commingle ores from the Property with ores from other properties, so long as the data to determine the weight and assay, both of the ores from the Property and of the other ores or other minerals to be commingled, are obtained and preserved by Grantee. Grantee shall use that weight and assay data to allocate royalties between the Property and the other properties from which the other commingled ore or other minerals were removed. All such weight, assay, and allocation calculations by Grantee shall be done in a manner recognized by the mining industry as practical and sufficient. Grantor shall have the prior right to inspect and audit Grantee's commingling process and procedures, commingling data, and accounts showing the manner in which Grantor's Production Royalty has been calculated. Grantee shall maintain the data regarding commingling and Production Royalty calculations for a period of five (5) years, and shall make such data available to Grantor upon request.

III. In the event Grantee intends to abandon the Property or a portion thereof, it shall first give to Grantor sixty (60) days' advance written notice of such intention and in such written notice shall offer to convey the Property to Grantor by deed. Provided, however, that if Grantee's notice of abandonment is delivered to Grantor after July 1st of any year, Grantee shall be obligated to perform the annual assessment work or pay the annual maintenance fees required to keep the unpatented claims comprising the Property in good standing for the next assessment year. During the sixty (60) day period beginning on the date of Grantor's receipt of notice, Grantor shall have the right, but not the obligation, to accept the offer of reconveyance. Grantor shall indicate its acceptance by giving written notice thereof to Grantee. If Grantor exercises its right to accept the reconveyance of the Property, Grantee shall forthwith execute and deliver to Grantor a deed conveying to Grantor all of Grantee's right, title, estate and interest in the Property, with a warranty that the Property is free and clear of any lien or encumbrance created by Grantee or arising from Grantee's activities on the Property. If Grantor fails to give notice of its acceptance of the offer of reconveyance within the sixty (60) day period described above, Grantee shall have no obligation to convey the Property to Grantor. Together with Grantee's notice of abandonment of the Property or a portion thereof, Grantee shall furnish to Grantor a copy of all drilling logs, sample and drill hole locations maps, and other noninterpretive factual data which Grantee has developed in connection with exploration

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 6 2002
NEVADA STATE OFFICE
RENO, NEVADA

-6-

and development of the property to be abandoned. Grantee shall have no liability on account of any such information received or acted on by Grantor or by any other party to whom Grantor delivers such information.

TO HAVE AND TO HOLD the same unto said Grantee, their heirs, successors and assigns forever.

IN WITNESS WHEREOF, Grantor has caused this Quitclaim Deed and Royalty Agreement to be executed.

NEWMONT USA LIMITED, doing business as NEWMONT MINING CORPORATION, a Delaware corporation

By Leland W Krugerud

Name Leland W Krugerud

Title Vice President

STATE OF NEVADA )
)ss.
COUNTY OF ELKO )

The foregoing instrument was acknowledged before me this 2 day of JULY, 2002, by LELAND W. KRUGERUD the VICE PRESIDENT of NEWMONT USA LIMITED, doing business as NEWMONT MINING CORPORATION, a Delaware corporation, on behalf of the corporation.

A R Van Der Dussen
NOTARY PUBLIC

My commission expires: Oct 6, 2005

A. R. VAN DER DUSSEN
NOTARY PUBLIC • STATE of NEVADA
Elko County • Nevada
CERTIFICATE # 93-4738-6
APPT. EXP. OCT 6, 2005

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 6 2002
NEVADA STATE OFFICE
RENO, NEVADA

-7-

APPROVED AND AGREED TO by Grantees

Dated 7-12-2002 BRUCE W. MILLER

Dated 7-25-2002 CHARLES G. CLIFTON

STATE OF NEVADA )
)ss.
COUNTY OF WASHOE )

On this 12 day of July, 2002 personally appeared before me, a Notary Public, BRUCE W. MILLER, known or proved to me to be said person, who acknowledged that he executed the foregoing instrument.

Jacquelyn Halverson
NOTARY PUBLIC

My commission expires 3-15-05

JACQUELYN HALVERSON
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 01-68026-2 - Expires March 15, 2005

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 28 2002
NEVADA STATE OFFICE
RENO, NEVADA

STATE OF CALIFORNIA )
)ss.
COUNTY OF Mono )

On this 25th day of July, 2002 personally appeared before me, a Notary Public, CHARLES G. CLIFTON, known or proved to me to be said person, who acknowledged that he executed the foregoing instrument.

Rosemarie Murray
NOTARY PUBLIC

My commission expires: May 28, 2004

ROSEMARIE MURRAY
Commission # 1262512
Notary Public - California
Mono County
My Comm. Expires May 28, 2004

-8-

EXHIBIT A

PROPERTY

The following unpatented lode mining claims located in Lander County, Nevada:

Claim Name	Certificate Recorded at Book	Page	BLM Serial Number (NMC#)
HMT 1	479	201	817090
HMT 2	479	202	817091
HMT 3	479	203	817092
HMT 4	479	204	817093
HMT 5	479	205	817094
HMT 6	479	206	817095
HMT 7	479	207	817096
HMT 8	479	208	817097
HMT 9	479	209	817098
HMT 10	479	210	817099

RECEIVED
Bur. of Land Management
7:30 A.M. AUG 2 8 2002
NEVADA STATE OFFICE
RENO, NEVADA

-9-

Schedue 1 to Mining Deed

Property Description
[Insert on execution]

5

Schedue 2 to Mining Deed

Net Smelter Return Royalty
[Same as Exhibit B to Mining Lease Agreement]

6

Schedue 3 to Mining Deed

Arbitration/Mediation Provisions
[Same as Exhibit C to Mining Lease Agreement]

7

EXHIBIT B
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND

BARRICK GOLD EXPLORATION INC.

ACCOUNTING PROCEDURES

          The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

          The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I
GENERAL PROVISIONS

          1.1      General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

          1.2      Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.

          1.3      Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof as provided in the Agreement. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the

Manager within the period established by Section 10.6 of the Agreement. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

          Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

          2.1      Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

          2.2      Labor and Employee Benefits.

                    (a)      Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

                    (b)      The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

                    (c)      The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs 2.2(a) or Paragraph 2.12.

                    (d)      Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

          2.3      Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1. The Manager shall purchase or furnish only so much Material as may be required to conduct efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

          2.4      Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

          2.5      Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

          2.6      Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

          2.7      Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When Operations are conducted in an area where the Manager may self-insure for Worker’s Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

         2.8      Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

          2.9      Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

          2.10      Audit. Cost of annual audits under Subsection 10.6(a) .

          2.11      Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant’s sales revenue or net income.

          2.12      District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (i) the salaries and expenses of the Manager’s employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all Properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

          2.13      Administrative Charge.

                    (a)      Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee and for taxes based on production of Products:

          (i)      Exploration Phase - five percent (5%) of Allowable Costs.

          (ii)      Development Phase - four percent (4%) of Allowable Costs.

          (iii)      Major Construction Phase - three percent (3%) of Allowable Costs.

          (iv)      Mining Phase - two percent (2%) of Allowable Costs.

                    (b)      The term “Allowable Costs” as used in this Paragraph for a particular phase of Operations shall mean all charges to the Business Account excluding: (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible Assets; (iii) amounts charged in accordance with Paragraphs 2.1 and 2.9, and (iv) marketing costs. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

          (A)      The Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

          (B)      The Development Phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.

          (C)      The Major Construction Phase shall include all Operations involved in the construction of a mill, smelter or other ore processing facilities.

          (D)      The Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.

                    (c)      Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

                    (d)      The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.

                    (e)      The following is a representative list of items that constitute the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

          (i)      Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.

          (ii)      Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

          (iii)      The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

          (iv)      Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation; and

          (v)      Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

                    (f)      The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

          2.14      Environmental Compliance Fund. Costs reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 8.2(r) .

          2.15      Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

          3.1      Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

          3.2      Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

                    (a)      New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called “New Price”).

                    (b)      Used Material.

          (i)      Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

          (A)      Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

          (B)      Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

          (ii)      Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

          (iii)      Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

          (iv)      All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

                    (c)      Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

          3.3      Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

          3.4      Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

          4.1      Disposition Generally. The Manager shall have no obligation to purchase either Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.

          4.2      Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

          4.3      Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V
INVENTORIES

          5.1      Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

          5.2      Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

EXHIBIT C
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND

BARRICK GOLD EXPLORATION INC.

DEFINITIONS

          “Additional Earn-In” means the option and right of BGEI to increase its Participating Interest as provided in Section 5.5(a) .

          “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

          “Agreement” means this Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

          “Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

          “Area of Interest” means the area described in Paragraph 1.2 of Exhibit A.

          “Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

          “Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

          “Business” means the contractual relationship of the Participants under this Agreement.

          “Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

          “Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

          “Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

          “Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

          “Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

          “Cover Payment” shall have the meaning as set forth in Section 10.4 of the Agreement.

          “Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

          “Effective Date” means the date set forth in the preamble to this Agreement.

          “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

          “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

          “Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

          “Equity Account” means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(n) of the Agreement.

          “Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

          “Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed “material” if it is anticipated to cost more than thirty percent (30%) of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

          “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

          “Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

          “Feasibility Study” means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

          “Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

          “Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of the Agreement.

          “Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

          “Management Committee” means the committee established under Article VII of the Agreement.

          “Manager” means the Participant appointed under Article VIII of the Agreement to manage Operations, or any successor Manager.

          “Miller Mining Lease” means that certain Mining Lease Agreement between Bruce W. Miller, a single man, and Miranda U.S.A., Inc., a Nevada corporation dated effective November 23, 2004, a complete copy of which is attached hereto as Exhibit “A” Part 1.3. A short form Memorandum of the Miller Mining Lease was recorded in the official records of Lander County, Nevada on November 29, 2004 as DOC File # 0234736.

          “Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

          “Net Proceeds Interest” means certain amounts calculated as provided in Exhibit E, which may be payable to a Participant under Subsection 10.5(b)(ii) of the Agreement.

          “Net Smelter Returns Royalty” means certain amounts calculated as provided in Exhibit D, which may be payable to a Participant under Subsection 6.3(b) of the Agreement.

          “Operations” means the activities carried out under this Agreement.

          “Participant” means Miranda or BGEI, or any permitted successor or assign of Miranda or BGEI under the Agreement.

          “Participant Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

          “Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%) . The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.

          “Payout” means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity Account balance of either or both Participants subsequently becomes a positive number. If one Participant’s Equity Account balance becomes zero or a negative number before the other Participant’s, “Payout” shall not occur until the date that the other Participant’s Equity Account balance first becomes zero or a negative number.

          “Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in Section 9.8.

          “Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

          “Products” means all ores, minerals and mineral resources produced from the Properties.

          “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

          “Program Period” means the time period covered by an adopted Program and Budget.

          “Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

          “Properties” means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.

          “Qualifying Expenses” means costs that are properly chargeable to the Business Account under Exhibit B and that are incurred by BGEI in conducting Exploration and Development under this Agreement, provided, however, that payments to be made to Miranda pursuant to Section 5.4 shall not be Qualifying Expenses. Costs properly chargeable pursuant to that certain letter agreement dated June 23, 2005 between Miranda and Barrick in connection with performance of gravity survey for benefit of the Property, shall also apply as qualifying expenditures under this Agreement.

          “Recalculated Participating Interest” means the reduced Participating Interest of a Participant as recalculated under Sections 9.5, 9.6 or 10.5 of the Agreement.

          “Reduced Participant” means a Participant whose Participating Interest is reduced under Sections 9.5 or 10.5 of the Agreement.

          “Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(j) and Section 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT D
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND

BARRICK GOLD EXPLORATION INC.

NET SMELTER RETURN ROYALTY

ARTICLE I
ROYALTY

          1.1      Royalty. If a Reduced Participant is deemed to have withdrawn from the Business as provided in Section 6, and as a result the a Participant (the “Withdrawing Participant”) is deemed to have withdrawn from the Business as provided in that Section, then the Withdrawing Participant shall be paid a royalty equal to one percent (1%) of Net Smelter Returns on all Products sold by the other Participant (the “Continuing Participant”) as provided in Section 6.3.

          1.2      Payment of Net Smelter Return Royalty. Payments of the Net Smelter Return Royalty shall commence in the calendar quarter following the calendar quarter in which Net Smelter Returns are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Smelter Returns are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Smelter Return Royalty payments shall have the right to audit such payments following receipt of each payment by giving notice to the Continuing Participant and by conducting such audit in accordance with Section 10.6 of the Agreement. Costs of such an audit shall be borne by the Withdrawing Participant.

          1.3      Definitions.

                    (a)      "Net Smelter Returns" means amounts actually received by the Business from sale of Products less, but only to the extent actually incurred by the Business:

          (1)      sales, use, gross receipts, severance, ad valorem and other taxes, if any, however denominated, payable with respect to existence, severance, production, removal, sale or disposition of Products, but excluding any taxes on net income;

          (2)      charges and costs, if any, for transportation to places where Products are smelted, refined and sold;

          (3)      charges, costs and penalties, if any, for smelting, refining and marketing.

D-1

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Continuing Participant, charges, costs and penalties with respect to such operations, including transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that the Continuing Participant would have incurred if such operations were carried out at facilities not owned or controlled by the Continuing Participant then offering comparable custom services.

                    (b)      All other capitalized words and terms used herein have the same meaning as in the Agreement.

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EXHIBIT E
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND
BARRICK GOLD EXPLORATION INC.

NET PROCEEDS CALCULATION

          1.1      If a non-defaulting Participant elects the remedy provided for in Section 10.5(b)(ii), and as a result the a Participant (the “Defaulting Participant”) is deemed to have withdrawn from the Business as provided in that Section, then the Defaulting Participant shall have the right to receive only from one percent (1%) of Net Proceeds, calculated as provided in this Exhibit E, if any, and not from any other source, an amount equal to seventy-five percent (75%) of the defaulting Participant’s Equity Account balance at the time of such default as provided in Section 10.5(b)(ii) .

          1.2      Income and Expenses. Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

                    (a)      All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

                    (b)      Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

                    (c)      Allowance for overhead in accordance with Paragraph 2.13 of Exhibit B;

                    (d)      All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

                    (e)      All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

                    (f)      The actual cost of investment under the Agreement prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties

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incurred by the non-defaulting Participant both prior and subsequent to the defaulting Participant acquiring a Net Proceeds interest;

                    (g)      Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

                    (h)      An allowance for reasonable working capital and inventory;

                    (i)      Costs of funding the Environmental Compliance Fund as provided in Paragraph 2.14 of Exhibit B;

                    (j)      Actual costs of Operations; and

                    (k)      Rental, royalty, production, and purchase payments.

          For purposes hereof, the term “Gross Revenue” shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying the quantity of Products sold by the spot prices for Products as quoted by the New York Commodity Exchange (“COMEX”), or if the COMEX does not or ceases to quote a price for the Products sold, another reputable commodity exchange reasonably acceptable to the Participants, on the date of a sale of Products.

          It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods.

          1.3      Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with Section 10.6 of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

          1.4      Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement.

E-2

EXHIBIT F
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND

BARRICK GOLD EXPLORATION INC.

INSURANCE

          The Manager shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide protection for the Participants comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage with combined limits of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than Five Million Dollars ($5,000,000); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

F-1

EXHIBIT G
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND BETWEEN
MIRANDA GOLD CORP.
MIRANDA U.S.A., INC.
AND

BARRICK GOLD EXPLORATION INC.

PREEMPTIVE RIGHTS

          1.1      Preemptive Rights. If either Participant intends to Transfer or receives an offer to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer or receives an offer to Transfer Control of such Participant (“Transferring Entity”), such Participant shall promptly notify the other Participant of such situation. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have thirty (30) days from the date such notice is delivered to notify the Transferring Entity (and the Participant if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered.

                    (a)      If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have one hundred and twenty (120) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Participant in the aforementioned notice.

                    (b)      If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

          1.2      Exceptions to Preemptive Right. Paragraph 1.1 above shall not apply to the following:

                    (a)      The Transfer by either Participant of all or any part of its Participating Interest to an Affiliate.

                    (b)      Incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of

G-1

the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant.

                    (c)      Corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

                    (d)      The transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate.

                    (e)      Subject to Subsection 16.2(g) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance.

                    (f)      The creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant.

                    (g)      A sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article XI of the Agreement.

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